                                                                     Exhibit 2.1
================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                TRI-COUNTY BANK,

                                  ABC BANCORP

                                      AND

                          TRI-COUNTY MERGER SUB, INC.







                            As of November 28, 2000






================================================================================

                               TABLE OF CONTENTS

                                                                              Page
ARTICLE 1. TERMS OF MERGER                                                     1
     SECTION 1.1      MERGER................................................   1
     SECTION 1.2      TIME AND PLACE OF CLOSING.............................   2
     SECTION 1.3      EFFECTIVE TIME........................................   2
ARTICLE 2. ARTICLES, BYLAWS, MANAGEMENT                                        2
     SECTION 2.1      ARTICLES OF INCORPORATION.............................   2
     SECTION 2.2      BYLAWS................................................   2
     SECTION 2.3      DIRECTORS AND OFFICERS................................   2
ARTICLE 3. MANNER OF CONVERTING AND EXCHANGING SHARES                          3
     SECTION 3.1      CONVERSION OF SHARES..................................   3
     SECTION 3.2      EXCHANGE OF SHARES....................................   5
     SECTION 3.3      ANTI-DILUTION PROVISIONS..............................   6
     SECTION 3.4      SHARES HELD BY TARGET or PURCHASER....................   6
     SECTION 3.5      STATUS OF TARGET after the Effective Time.............   6
     SECTION 3.6      RIGHTS OF FORMER TARGET Shareholders..................   6
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF TARGET                            7
     SECTION 4.1      ORGANIZATION, STANDING AND POWER......................   7
     SECTION 4.2      AUTHORITY; NO BREACH..................................   7
     SECTION 4.3      CAPITAL STOCK.........................................   8
     SECTION 4.4      FINANCIAL STATEMENTS..................................   9
     SECTION 4.5      ABSENCE OF UNDISCLOSED LIABILITIES....................   9
     SECTION 4.6      ABSENCE OF CERTAIN CHANGES OF EVENTS..................   9
     SECTION 4.7      TAX MATTERS...........................................   9
     SECTION 4.8      TARGET Allowance for Possible Loan Losses.............  10
     SECTION 4.9      ASSETS................................................  10
     SECTION 4.10     ENVIRONMENTAL MATTERS.................................  11
     SECTION 4.11     COMPLIANCE WITH LAWS..................................  12
     SECTION 4.12     LABOR RELATIONS.......................................  12
     SECTION 4.13     EMPLOYEE BENEFIT PLANS................................  13
     SECTION 4.14     MATERIAL CONTRACTS....................................  14
     SECTION 4.15     LEGAL PROCEEDINGS.....................................  15
     SECTION 4.16     REPORTS...............................................  15
     SECTION 4.17     STATEMENTS TRUE AND CORRECT...........................  15
     SECTION 4.18     ACCOUNTING, TAX AND REGULATORY MATTERS................  16
     SECTION 4.19     CHARTER PROVISIONS....................................  16
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER                        16
     SECTION 5.1      ORGANIZATION, STANDING AND POWER......................  16
     SECTION 5.2      AUTHORITY; NO BREACH..................................  17
     SECTION 5.3      CAPITAL STOCK.........................................  17
     SECTION 5.4      PURCHASER SEC Reports.................................  18
     SECTION 5.5      FINANCIAL STATEMENTS..................................  18
     SECTION 5.6      ABSENCE OF UNDISCLOSED LIABILITIES....................  19
     SECTION 5.7      ABSENCE OF CERTAIN CHANGES OR EVENTS..................  19

     SECTION 5.8      TAX MATTERS...........................................  19
     SECTION 5.9      ENVIRONMENTAL MATTERS.................................  20
     SECTION 5.10     COMPLIANCE WITH LAWS..................................  21
     SECTION 5.11     LEGAL PROCEEDINGS.....................................  21
     SECTION 5.12     REPORTS...............................................  22
     SECTION 5.13     STATEMENTS TRUE AND CORRECT...........................  22
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF MERGER SUB                       23
     SECTION 6.1      ORGANIZATION, STANDING AND POWER......................  23
     SECTION 6.2      AUTHORITY; NO BREACH..................................  23
ARTICLE 7. CONDUCT OF BUSINESS PENDING CONSUMMATION                           24
     SECTION 7.1      AFFIRMATIVE COVENANTS OF TARGET.......................  24
     SECTION 7.2      NEGATIVE COVENANTS OF TARGET..........................  24
     SECTION 7.3      COVENANTS OF PURCHASER................................  25
     SECTION 7.4      ADVERSE CHANGES IN CONDITION..........................  26
     SECTION 7.5      REPORTS...............................................  26
ARTICLE 8. ADDITIONAL AGREEMENTS                                              26
     SECTION 8.1      SHAREHOLDER APPROVAL..................................  26
     SECTION 8.2      APPLICATIONS..........................................  27
     SECTION 8.3      AGREEMENT AS TO EFFORTS TO CONSUMMATE.................  27
     SECTION 8.4      INVESTIGATION AND CONFIDENTIALITY.....................  27
     SECTION 8.5      PRESS RELEASES........................................  28
     SECTION 8.6      NO SOLICITATION.......................................  28
     SECTION 8.7      TAX TREATMENT.........................................  30
     SECTION 8.8      EMPLOYEE BENEFITS AND CONTRACTS.......................  30
     SECTION 8.9      LARGE DEPOSITS........................................  30
     SECTION 8.10     INDEMNIFICATION AGAINST CERTAIN LIABILITIES...........  31
     SECTION 8.11     IRREVOCABLE PROXIES...................................  31
ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE                  31
     SECTION 9.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY...............  31
     SECTION 9.2      CONDITIONS TO OBLIGATIONS OF PURCHASER and MERGER SUB.  32
     SECTION 9.3      CONDITIONS TO OBLIGATIONS OF TARGET...................  33
ARTICLE 10. TERMINATION                                                       35
     SECTION 10.1     TERMINATION...........................................  35
     SECTION 10.2     EFFECT OF TERMINATION.................................  36
ARTICLE 11. MISCELLANEOUS                                                     36
     SECTION 11.1     DEFINITIONS...........................................  36
     SECTION 11.2     EXPENSES..............................................  42
     SECTION 11.3     BROKERS AND FINDERS...................................  43
     SECTION 11.4     ENTIRE AGREEMENT......................................  43
     SECTION 11.5     AMENDMENTS............................................  43
     SECTION 11.6     WAIVERS...............................................  44
     SECTION 11.7     ASSIGNMENT............................................  44
     SECTION 11.8     NOTICES...............................................  44
     SECTION 11.9     GOVERNING LAW.........................................  45
     SECTION 11.10    COUNTERPARTS..........................................  45

     SECTION 11.11    CAPTIONS..............................................  45
     SECTION 11.12    ENFORCEMENT OF AGREEMENT..............................  45
     SECTION 11.13    SEVERABILITY..........................................  46
     SECTION 11.14    SURVIVAL..............................................  46
     SECTION 11.15    PREVAILING PARTY FEES AND EXPENSES....................  46

LIST OF EXHIBITS

Exhibit Number   Description
--------------   -----------

    1            Articles of Incorporation of TARGET ((S) 2.1).
    2            Form of Irrevocable Proxy ((S) 8.11).
    3            Matters as to which Smith, Mackinnon, Greeley,
                 Bowdoin, Edwards, Brownlee & Marks, P.A. will opine
                 ((S) 9.2(d)).
    4            Form of Employment Agreement ((S) 9.2(e)).
    5            Matters as to which Rogers & Hardin LLP will opine
                 ((S) 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of November 28, 2000, by and among TRI-COUNTY BANK ("TARGET"), a state non-member bank incorporated and chartered under the laws of the State of Florida, with its principal office located at 302 N. Main Street, Trenton, Florida 32693, ABC BANCORP ("PURCHASER"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located at 24 2nd Avenue, S.E., Moultrie, Georgia 31768, and tri-county merger sub, INC. ("Merger sub"), a corporation organized and existing under the laws of the State of Florida and a wholly-owned subsidiary of PURCHASER.

                                    Preamble
                                    --------

     Certain terms used in this Agreement are defined in Section 11.1 hereof.

     The Boards of Directors of TARGET, MERGER SUB and PURCHASER are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the combination of TARGET with MERGER SUB by virtue of the merger of MERGER SUB with and into TARGET, as a result of which the outstanding shares of the capital stock of TARGET shall be converted into the right to receive the consideration provided for herein, and the shareholders of TARGET shall become shareholders of PURCHASER. The transactions described in this Agreement are subject to the approvals of the shareholders of TARGET, the Board of Governors of the Federal Reserve System, the Florida Department of Banking and Finance and the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Following the Closing of the Merger, TARGET will be operated as a separate subsidiary of PURCHASER. TARGET will not have trust powers.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                  ARTICLE 1.
                                  ----------
                                TERMS OF MERGER
                                ---------------

    Section 1.1 Merger.
                -------
Subject to the terms and conditions of this Agreement, at the Effective Time, MERGER SUB shall be merged with and into TARGET in accordance with the provisions of Sections 658.295 and 658.41 of the FBC and with the effect provided in Section 658.45 of the FBC (the "Merger"). TARGET shall be the Surviving Corporation resulting from the Merger and a wholly-owned subsidiary of PURCHASER. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of TARGET, MERGER SUB and PURCHASER.

    Section 1.2  Time and Place of Closing.
                 --------------------------
The Closing shall take place at 10:00 a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at the offices of TARGET, or such other place as may be mutually agreed upon by the Parties.

    Section 1.3  Effective Time.
                 ---------------
The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall be issued by the Florida Department of Banking and Finance in accordance with the relevant provisions of the FBC (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on (a) the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the shareholders of TARGET approve this Agreement to the extent such approval is required by applicable Law; or (b) such later date as may be mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party.

                                 ARTICLE 2.
                                 ----------
                          ARTICLES, BYLAWS, MANAGEMENT
                          ----------------------------

    Section 2.1  Articles of Incorporation.
                 --------------------------
The Articles of Incorporation of TARGET in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed. A copy of the Articles of Incorporation of TARGET is attached as Exhibit 1 to this Agreement.

    Section 2.2  Bylaws.
                 -------
The Bylaws of TARGET in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

    Section 2.3  Directors and Officers.
                 -----------------------
(a) The following directors of MERGER SUB in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving
Corporation:

     Wilbur Bush            302 N. Main Street
                            Trenton, Florida  32693

     John H. Ferguson       302 N. Main Street
                            Trenton, Florida  32693

     Donna Graham           302 N. Main Street
                            Trenton, Florida  32693

     Michael Hayes          302 N. Main Street
                            Trenton, Florida  32693

     Kenneth J. Hunnicutt   24 2nd Avenue S.E.
                            Moultrie, Georgia  31768

     Norman Scoggins        302 N. Main Street
                            Trenton, Florida  32693

     Mark D. Thomas         24 2nd Avenue S.E.
                            Moultrie, Georgia  31768

    (b) The following officers of MERGER SUB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of TARGET:


     John H. Ferguson            302 N. Main Street
     President & CEO             Trenton, Florida  32693

     Sandra Hilliard             302 N. Main Street
     Vice President & Cashier    Trenton, Florida  32693

     Mary Dunn                   302 N. Main Street
     Vice President              Trenton, Florida  32693

     Karol Lindsey               302 N. Main Street
     Assistant Cashier           Trenton, Florida  32693

     Lisa Johnson                302 N. Main Street
     Loan Officer                Trenton, Florida  32693


                                  ARTICLE 3.
                                  ----------
                   MANNER OF CONVERTING AND EXCHANGING SHARES
                   ------------------------------------------

Section 3.1  Conversion of Shares.
             ---------------------
    Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of PURCHASER, MERGER SUB and TARGET shall be converted as follows:

    (a) Each share of the common stock, par value $.01 per share, of MERGER SUB issued and outstanding immediately prior to the Effective Time shall be converted solely into 100 fully paid and non-assessable shares of the Surviving Corporation.

    (b) Subject to the remaining provisions of this Section 3.1, each share of TARGET Common Stock (including any shares currently subject to options which are exercised prior to the Effective Time, if any) outstanding immediately prior to the Effective Time, other than shares with respect to which statutory dissenters' rights have been perfected (the "Dissenting Shares") and shares held by TARGET or by PURCHASER or any of the PURCHASER

Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Outstanding TARGET Shares"), shall automatically be converted at the Effective Time into the right to receive (1) cash and whole shares of PURCHASER Common Stock, plus cash in lieu of fractional shares pursuant to Section 3.1(c) below, if applicable, in accordance with the terms of subsection 3.1(b)(i) hereof, or (2) all cash and no shares of PURCHASER Common Stock in accordance with the terms of subsection 3.1(b)(ii) hereof.

         (i) Each holder of a certificate or certificates theretofore representing an aggregate of 700 or more shares of TARGET Common Stock (other than Dissenting Shares) immediately prior to the Effective Time shall thereafter surrender such certificate or certificates and shall be entitled, upon such surrender, to receive in exchange therefor such holder's Pro-Rata Share of the Merger Price payable (A) in shares of PURCHASER Common Stock equal to the quotient obtained by dividing (x) an amount equal to 60% of such holder's Pro-Rata Share of the Merger Price, by (y) the Average Stock Price (the "Stock Consideration"); and (B) in cash in an amount equal to the balance of such holder's Pro-Rata Share of the Merger Price.

         (ii) Each holder of a certificate or certificates theretofore representing an aggregate of fewer than 700 shares of TARGET Common Stock (other than Dissenting Shares) immediately prior to the Effective Time shall thereafter surrender such certificate or certificates and shall be entitled, upon such surrender, to receive in exchange therefor such holder's Pro-Rata Share of the Merger Price payable entirely in cash (the "Cash Consideration").

    (c) Notwithstanding any other provision of this Agreement, each holder of shares of TARGET Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PURCHASER Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PURCHASER Common Stock multiplied by the Average Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

    (d) Except as contemplated in Section 3.1(a) hereof, each share of the TARGET Common Stock that is not an Outstanding TARGET Share as of the Effective Time shall be cancelled without consideration therefor.

    (e) Outstanding TARGET Shares held by TARGET shareholders who, prior to the Effective Time, have met the requirements of Section 658.44 the FBC with respect to shareholders dissenting from the Merger shall not be converted in the Merger, but all such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under the FBC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Outstanding TARGET Shares in accordance with the FBC, such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of TARGET Common Stock who have not dissented as to the Merger.

    Section 3.2  Exchange of Shares.
                 ------------------
    (a) Prior to the Effective Time, PURCHASER shall select a bank or trust company reasonably acceptable to TARGET to act as exchange agent (the "Exchange Agent") to effectuate the delivery of the Stock Consideration, Cash Consideration and cash payable to the TARGET shareholders pursuant to Section
3.1 hereof. Promptly following the Effective Time, and in no event later than ten (10) business days after the Effective Time, the Exchange Agent shall send to each holder of Outstanding TARGET Shares immediately prior to the Effective Time a form of letter of transmittal (the "Letter of Transmittal") for use in exchanging certificates previously evidencing shares of TARGET Common Stock ("Old Certificates"). The Letter of Transmittal will contain instructions with respect to the surrender of the Old Certificates and the distribution of any cash and certificates representing PURCHASER Common Stock, which certificates shall be deposited with the Exchange Agent by PURCHASER as of the Effective Time. If any certificates for shares of PURCHASER Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Unless and until Old Certificates (or evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be requested by TARGET) are presented to the Exchange Agent, the holder thereof shall not be entitled to the Stock Consideration and cash or the Cash Consideration, as the case may be, to be paid in exchange therefor pursuant to the Merger. Subject to applicable Law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property Laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the Stock Consideration and cash or the Cash Consideration, as the case may be, to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of six (6) months from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to PURCHASER, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable Laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property Laws, look as a general creditor only to PURCHASER for payment or delivery of such property. In no event will any holder of TARGET Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or PURCHASER. All payments in respect of shares of TARGET Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

    (b) In the case of any lost, mislaid, stolen or destroyed Old Certificate, the TARGET shareholder may be required, as a condition precedent to delivery to the shareholder of the consideration described in Section 3.1 hereof, to deliver to PURCHASER a satisfactory indemnity agreement as PURCHASER may direct as indemnity against any claim that may be made against PURCHASER or the Surviving Corporation with respect to the Old Certificate alleged to have been lost, mislaid, stolen or destroyed.

    (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of TARGET Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are presented to the Surviving Corporation or PURCHASER for transfer, they shall be canceled and exchanged for the consideration described in Section 3.1 hereof.

    Section 3.3  Anti-Dilution Provisions.
                 -------------------------
In the event TARGET or PURCHASER changes the number of shares of TARGET Common Stock or PURCHASER Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

    Section 3.4  Shares Held by TARGET or PURCHASER.
                 -----------------------------------
Except as contemplated in Section 3.1(b) hereof, each of the shares of TARGET Common Stock held by TARGET or PURCHASER or any PURCHASER Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    Section 3.5  Status of TARGET after the Effective Time.
                 ------------------------------------------
After consummation of the Merger, TARGET shall be a separate subsidiary of PURCHASER.

    Section 3.6  Rights of Former TARGET Shareholders.
                 -------------------------------------
    (a) At the Effective Time, the stock transfer books of TARGET shall be closed as to holders of TARGET Common Stock immediately prior to the Effective Time and no transfer of TARGET Common Stock by any such holder shall thereafter be made or recognized. From the Effective Time until surrender for exchange in accordance with the provisions of Section 3.2 hereof, each Old Certificate (other than shares cancelled pursuant to Section 3.1(c) hereof) shall represent for all purposes only the right to receive the consideration provided in Section
3.1 hereof. To the extent permitted by Law, former shareholders of record of TARGET shall be entitled to vote after the Effective Time at any meeting of PURCHASER shareholders the number of whole shares of PURCHASER Common Stock into which their respective shares of TARGET Common Stock may have been converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing PURCHASER Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PURCHASER on the PURCHASER Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PURCHASER Common Stock as of any time subsequent to the Effective Time shall be delivered to the former holder of TARGET Common Stock until such holder surrenders such holder's Old Certificates for exchange as provided in Section 3.2 hereof. However, upon surrender thereof, both the PURCHASER Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered Cash Consideration and cash to be paid for fractional share interests (all without interest) shall be delivered and paid with respect to each share represented by such certificate.

    (b) The PURCHASER Common Stock to be delivered pursuant to Section 3.1 hereof has not been registered under the 1933 Act or any other Securities Laws by reason of certain exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of the TARGET shareholders' investment intent. In addition, the PURCHASER Common Stock to be delivered pursuant to Section 3.1 hereof will be "restricted securities", as that term is defined in Rule 144 under the 1933 Act, and the certificates representing such PURCHASER Common Stock will bear a legend restricting transfer unless (i) the transfer is exempt from the registration requirements of the 1933 Act and any other applicable Securities Laws and an opinion of counsel reasonably satisfactory to PURCHASER that such transfer is exempt therefrom is delivered to PURCHASER or (ii) the transfer is made pursuant to an effective registration statement under the 1933 Act and any other applicable Securities Laws.

                                  ARTICLE 4.
                                  ----------
                    REPRESENTATIONS AND WARRANTIES OF TARGET
                    ----------------------------------------

    With such exceptions, if any, as may be set forth in a letter (the "TARGET Disclosure Letter") to be delivered by TARGET to PURCHASER on the date hereof, TARGET hereby represents and warrants to PURCHASER as follows:

    Section 4.1  Organization, Standing and Power.
                 ---------------------------------
TARGET is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida and is duly chartered and qualified as a state non-member bank under the Laws of the State of Florida and the FDI Act. TARGET has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. TARGET is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. TARGET has no Subsidiaries.

    Section 4.2  Authority; No Breach.
                 ---------------------
    (a) TARGET has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of TARGET, subject to the approval of this Agreement by the holders of a majority of the outstanding TARGET Common Stock. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of TARGET, enforceable against TARGET in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) Neither the execution and delivery of this Agreement by TARGET, nor the consummation by TARGET of the transactions contemplated hereby, nor compliance by TARGET with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of TARGET's Articles of Incorporation or Bylaws, or
(ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of TARGET under, any Contract or Permit of TARGET, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to TARGET or any of its Assets.

    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by TARGET of the Merger and the other transactions contemplated in this Agreement.

    Section 4.3  Capital Stock.
                 --------------
    (a) The authorized capital stock of TARGET consists of 250,000 shares of TARGET Common Stock, of which 197,955 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of TARGET are duly and validly issued and outstanding and are fully paid and nonassessable under the FBC. None of the outstanding shares of capital stock of TARGET has been issued in violation of any preemptive rights of the current or past shareholders of TARGET.

    (b) Except as set forth in the TARGET Disclosure Letter, there are no shares of capital stock or other equity securities of TARGET outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of TARGET or contracts, commitments, understandings, or arrangements by which TARGET is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

    Section 4.4  Financial Statements.
                 ---------------------
TARGET has previously delivered to PURCHASER copies of all TARGET Financial Statements for periods ended prior to the date hereof and will deliver to PURCHASER copies of all TARGET Financial Statements prepared subsequent to the date hereof. The TARGET Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of TARGET, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the financial position of TARGET as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of TARGET for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

    Section 4.5  Absence of Undisclosed Liabilities.
                 -----------------------------------
Except as set forth in the TARGET Disclosure Letter, TARGET has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, except Liabilities which are accrued or reserved against in the balance sheets of TARGET as of December 31, 1999 and September 30, 2000 included in the TARGET Financial Statements or reflected in the notes thereto. Except as set forth in the TARGET Disclosure Letter, TARGET has not incurred or paid any Liability since September 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     Section 4.6  Absence of Certain Changes of Events.
                  -------------------------------------
Except as set forth in the TARGET Disclosure Letter, since September 30, 2000,
(a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and (b) TARGET has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of TARGET provided in
Article 7 of this Agreement.

    Section 4.7  Tax Matters.
                 ------------
    (a) All Tax returns required to be filed by or on behalf of TARGET have been duly filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on TARGET, and all returns filed are complete and accurate to the Knowledge of TARGET. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on TARGET, except as reserved against in the TARGET Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

    (b) TARGET has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to TARGET, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    (c) Adequate provision for any Taxes due or to become due for TARGET for the period or periods through and including the date of the respective TARGET Financial Statements has been made and is reflected on such TARGET Financial Statements.

    (d) Deferred Taxes of TARGET are as set forth in the TARGET Disclosure
Letter.

    (e) TARGET is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    Section 4.8  TARGET Allowance for Possible Loan Losses.
                 ------------------------------------------
The allowance for possible loan or credit losses (the "TARGET Allowance") shown on the balance sheets of TARGET included in the most recent TARGET Financial Statements dated prior to the date of this Agreement was, and the TARGET Allowance shown on the balance sheets of TARGET included in the TARGET Financial Statements as of dates subsequent to the execution of this Agreement will be, maintained in accordance with, and are in the amounts required by GAAP and applicable regulatory requirements or guidelines as of the dates thereof except where the failure of such TARGET Allowance to be so maintained is not reasonably likely to have a Material Adverse Effect on TARGET.

    Section 4.9  Assets.
                 -------
Except as set forth in the TARGET Disclosure Letter or as disclosed or reserved against in the TARGET Financial Statements, TARGET has good and marketable title, free and clear of all Liens, to all of its Assets. All material tangible properties used in the businesses of TARGET are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with TARGET's past practices. All Assets which are material to TARGET's business, held under leases or subleases by TARGET are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or business of TARGET are as set forth in the TARGET Disclosure Letter, and the fidelity and blanket bonds in effect as to which TARGET is a named insured are as set forth in the TARGET Disclosure Letter. The Assets of TARGET include all assets required to operate the business of TARGET as presently conducted.

    Section 4.10  Environmental Matters.
                  ----------------------
Except as set forth in the TARGET Disclosure Letter:

    (a) TARGET, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    (b) There is no Litigation pending or, to the Knowledge of TARGET, threatened before any court, governmental agency or authority or other forum in which TARGET or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by TARGET or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    (c) There is no Litigation pending which TARGET has received proper notice or service thereof or, to the Knowledge of TARGET, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties has been or, with respect to threatened litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    (d) To the Knowledge of TARGET , there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) of this Section 4.10, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    (e) During the period of (i) TARGET's ownership or operation of any of its current properties, (ii) TARGET's participation in the management of any Participation Facility, or (iii) TARGET's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, or to the Knowledge of TARGET Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    (f) Prior to the period of (i) TARGET's ownership or operation of any of its current properties, (ii) TARGET's participation in the management of any Participation Facility, or (iii) TARGET's holding of a security interest in a Loan Property, to the Knowledge of TARGET, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    Section 4.11  Compliance with Laws.
                  ---------------------
    (a) TARGET is duly characterized and qualified as a state non-member bank under the Laws of the State of Florida and the FDI Act. TARGET has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

   (b) Except as set forth in the TARGET Disclosure Letter, TARGET:

          (i) is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET; and

          (ii) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that TARGET is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or (C) requiring TARGET to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

    Section 4.12  Labor Relations.
                  ----------------
TARGET is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving TARGET, pending or, to its Knowledge, threatened, nor to its Knowledge, is there any activity involving TARGET's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

    Section 4.13  Employee Benefit Plans.
                  -----------------------
    (a) TARGET has set forth in the TARGET Disclosure Letter, and delivered or made available to PURCHASER, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by TARGET or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "TARGET Benefit Plans"). Any of the TARGET Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "TARGET ERISA Plan." Each TARGET ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a "TARGET Pension Plan." No TARGET Pension Plan is or has been a multi-employer plan within the meaning of
Section 3(37) of ERISA.

    (b) All TARGET Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. Each TARGET ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and TARGET is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of TARGET, TARGET has not engaged in a transaction with respect to any TARGET Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject TARGET to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    (c) No TARGET ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any TARGET Pension Plan, (ii) no change in the actuarial assumptions with respect to any TARGET Pension Plan, and (iii) no increase in benefits under any TARGET Pension Plan as a result of plan amendments or changes in applicable law, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET or materially adversely affect the funding status of any such plan. Neither any TARGET Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by TARGET, or the single-employer plan of any entity which is considered one employer with TARGET under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on TARGET. TARGET has not provided, and is not required to provide, security to a TARGET Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

    (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by TARGET with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on TARGET. Except as set forth in the TARGET Disclosure Letter, TARGET has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title TV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on TARGET. No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any TARGET Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

    (e) TARGET has no obligations for retiree health and life benefits under any of the TARGET Benefit Plans and there are no restrictions on the rights of TARGET to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on TARGET.

    (f) Except as set forth in the TARGET Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of TARGET from TARGET under any TARGET Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any TARGET Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

    (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of TARGET and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the TARGET Financial Statements to the extent required by and in accordance with GAAP.

    Section 4.14  Material Contracts.
                  -------------------
Except as set forth in the TARGET Disclosure Letter or otherwise reflected in the TARGET Financial Statements, neither TARGET, nor any of its Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, and (b) any Contract relating to the borrowing of money by TARGET or the guarantee by TARGET of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business) (together with all Contracts referred to in Sections 4.9 and 4.13(a) of this Agreement, the "TARGET Contracts"). TARGET is not in Default under any TARGET Contract. All of the indebtedness of TARGET for money borrowed is prepayable at any time by TARGET without penalty or premium.

    Section 4.15  Legal Proceedings.
                  ------------------
Except as set forth in the TARGET Disclosure Letter, there is no Litigation instituted or pending or, to the Knowledge of TARGET, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against TARGET, or against any Asset, interest, or right of TARGET, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against TARGET, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    Section 4.16  Reports.
                  --------
Except as set forth in the TARGET Disclosure Letter, since January 1, 1998, TARGET has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, none of such reports or documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    Section 4.17  Statements True and Correct.
                  ----------------------------
No statement, certificate, instrument or other writing furnished or to be furnished by TARGET or any Affiliate thereof to PURCHASER pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by TARGET or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to TARGET's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by TARGET or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of TARGET, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that TARGET or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

    Section 4.18  Accounting, Tax and Regulatory Matters.
                  ---------------------------------------
Except as set forth in the TARGET Disclosure Letter, neither TARGET nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the referred to in the second sentence of such Section. To the Knowledge of TARGET, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such
Section 9.1(b).

     Section 4.19  Charter Provisions.
                   -------------------
TARGET has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of TARGET or restrict or impair the ability of PURCHASER to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of TARGET that may be acquired or controlled by it.

                                 ARTICLE 5.
                                 ----------
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

    With such exceptions, if any, as may be set forth in a letter (the "PURCHASER Disclosure Letter") to be delivered by PURCHASER to TARGET on the date hereof or as set forth in PURCHASER's SEC Documents, PURCHASER hereby represents and warrants to TARGET as follows:

    Section 5.1  Organization, Standing and Power.
                 ---------------------------------
PURCHASER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. PURCHASER has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PURCHASER is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    Section 5.2  Authority; No Breach.
            ---------------------
    (a) PURCHASER has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PURCHASER. This Agreement represents a legal, valid, and binding obligation of PURCHASER, enforceable against PURCHASER in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) Neither the execution and delivery of this Agreement by PURCHASER, nor the consummation by PURCHASER of the transactions contemplated hereby, nor compliance by PURCHASER with any of the provisions hereof will (i) conflict with or result in a breach of any provision of PURCHASER's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PURCHASER Company under, any Contract or Permit of any PURCHASER Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any PURCHASER Company or any of their respective Assets.

    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by PURCHASER of the Merger and the other transactions contemplated in this Agreement.

    Section 5.3  Capital Stock.
                 --------------
    (a) The authorized capital stock of PURCHASER consists of (i) 15,000,000 shares of PURCHASER Common Stock, of which 8,347,008 shares are issued and outstanding as of the date of this Agreement and (ii) 5,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of PURCHASER Common Stock are, and all of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of PURCHASER Common Stock has been, and none of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of PURCHASER. PURCHASER has reserved 637,500 shares of PURCHASER Common Stock for issuance under the PURCHASER Stock Plans, pursuant to which options to purchase not more than 270,155 shares of PURCHASER Common Stock are outstanding as of the date of this Agreement.

    (b) Except as set forth in Section 5.3(a) of this Agreement, or as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, there are no shares of capital stock or other equity securities of PURCHASER outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PURCHASER or contracts, commitments, understandings, or arrangements by which PURCHASER is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

    Section 5.4  PURCHASER SEC Reports.
                 ----------------------
PURCHASER has heretofore made available to TARGET its SEC Documents. As of the date thereof, PURCHASER's SEC Documents were prepared in all material respects in accordance with the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PURCHASER has timely filed all SEC Documents required to be filed by it pursuant to the 1933 Act and the 1934 Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

    Section 5.5  Financial Statements.
                 ---------------------
The PURCHASER Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PURCHASER Companies, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the PURCHASER Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the PURCHASER Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

    Section 5.6  Absence of Undisclosed Liabilities.
                 -----------------------------------
Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, no PURCHASER Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except Liabilities which are accrued or reserved against in the PURCHASER Financial Statements or reflected in the notes thereto. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, no PURCHASER Company has incurred or paid any Liability since September 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    Section 5.7  Absence of Certain Changes or Events.
                 -------------------------------------
Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, since September 30, 2000, except as disclosed in SEC Documents filed by PURCHASER prior to the date of this Agreement, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and
(b) the PURCHASER Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PURCHASER provided in
Article 7 of this Agreement.

    Section 5.8  Tax Matters.
                 ------------
    (a) All Tax returns required to be filed by or on behalf of any of the PURCHASER Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on PURCHASER, and all returns filed are complete and accurate to the Knowledge of PURCHASER. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except as reserved against in the PURCHASER Financial Statements delivered prior to the date of this Agreement. All Taxe and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

    (b) None of the PURCHASER Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any PURCHASER Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    (c) Adequate provision for any Taxes due or to become due for any of the PURCHASER Companies for the period or periods through and including the date of the respective PURCHASER Financial Statements has been made and is reflected on such PURCHASER Financial Statements.

    (d) Deferred Taxes of the PURCHASER Companies have been provided for in accordance with GAAP.

    Section 5.9  Environmental Matters.
                 ----------------------
Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC
Documents:

    (a) Each PURCHASER Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    (b) There is no Litigation pending or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or authority or other forum in which any PURCHASER Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PURCHASER Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of PURCHASER, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    (c) There is no Litigation pending or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any PURCHASER Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of PURCHASER, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    (d) To the Knowledge of PURCHASER, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    (e) During the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or (iii) any PURCHASER Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    (f) Prior to the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or
(iii) any PURCHASER Company's holding of a security interest in a Loan Property, to the Knowledge of PURCHASER, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    Section 5.10  Compliance with Laws.
                  ---------------------
    (a) PURCHASER is duly registered as a bank holding company under the BHC Act. Each PURCHASER Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    (b) Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, no PURCHASER Company:

         (i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER; or

         (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any PURCHASER Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or (C) requiring any PURCHASER Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any

    Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

    Section 5.11  Legal Proceedings.
                  ------------------
Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, there is no Litigation instituted or pending or, to the Knowledge of PURCHASER, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against PURCHASER, or against any asset, interest, or right of PURCHASER, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against PURCHASER, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    Section 5.12  Reports.
                  --------
Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, since January 1, 1998, each PURCHASER Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, none of such reports and documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    Section 5.13  Statements True and Correct.
                  ----------------------------
No statement, certificate, instrument or other writing furnished or to be furnished by any PURCHASER Company or any Affiliate thereof to TARGET pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PURCHASER Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to TARGET's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any PURCHASER Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of TARGET, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any PURCHASER Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                                 ARTICLE 6.
                                 ----------
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB
                  --------------------------------------------

    MERGER SUB hereby represents and warrants to TARGET as follows:

    Section 6.1  Organization, Standing and Power.
                 ---------------------------------
MERGER SUB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida. MERGER SUB has the corporate power and authority to carry on its duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdiction where the character of its assets or the nature of conduct of its business required it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER Sub.

    Section 6.2  Authority; No Breach.
                 ---------------------
    (a) MERGER Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MERGER SUB. This Agreement represents a legal, valid, and binding obligation of MERGER SUB, enforceable against MERGER SUB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b) Neither the execution and delivery of this Agreement by MERGER SUB, nor the consummation by MERGER SUB of the transactions contemplated hereby, nor compliance by MERGER SUB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of MERGER SUB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of MERGER SUB under, any Contract or Permit of MERGER SUB, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to MERGER SUB or any of its Assets.

    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by MERGER SUB of the Merger and the other transactions contemplated in this Agreement.

                                 ARTICLE 7.
                                 ----------
                    CONDUCT OF BUSINESS PENDING CONSUMMATION
                    ----------------------------------------

     Section 7.1  Affirmative Covenants of TARGET.
                  --------------------------------
Unless the prior written consent of PURCHASER and MERGER SUB shall have been obtained, and except as otherwise contemplated herein, TARGET shall: (a) to operate its business in the usual, regular, and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 9.1(b) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     Section 7.2  Negative Covenants of TARGET.
                  -----------------------------
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, TARGET covenants and agrees that it will not do or agree or commit to do any of the following without the prior written consent of the chief executive officer or chief financial officer of PURCHASER, which consent shall not be unreasonably withheld:

    (a) amend the Articles of Incorporation, Bylaws or other governing instruments of TARGET; or

    (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $25,000 except in the ordinary course of the business of TARGET consistent with past practices, or impose, or suffer the imposition, on any share of stock held by TARGET of any Lien or permit any such Lien to exist, except with regard to Liens on the stock of TARGET set forth in the TARGET Disclosure Letter; or

    (c) except as set forth in the TARGET Disclosure Letter, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of TARGET, or declare or pay any dividend or make any other distribution in respect of TARGET's capital stock; or

    (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereto, or as set forth in the TARGET Disclosure Letter, issue, sell, pledge, encumber, authorize the issuance of, or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of TARGET Common Stock or any other capital stock of TARGET, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

    (e) adjust, split, combine or reclassify any capital stock of TARGET or issue or authorize the issuance of any other securities in respect of or in substitution for shares of TARGET Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of TARGET or
(ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

    (f) acquire direct or indirect control over any Person, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) foreclosures in the ordinary course of business, or
(iii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

    (g) grant any increase in compensation or benefits to the employees or officers of TARGET (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice set forth in the TARGET Disclosure Letter or as required by Law; pay any bonus except in accordance with past practice set forth in the TARGET Disclosure Letter or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of TARGET; grant any increase in fees or other increases in compensation or other benefits to directors of TARGET except in accordance with past practice as described in the TARGET Disclosure Letter; or

    (h) except with regard to the employment agreements referenced in Section 7.2(g), enter into or amend any employment Contract between TARGET and any Person (unless such amendment is required by Law) that TARGET does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

    (i) adopt any new employee benefit plan of TARGET or make any material change in or to any existing employee benefit plans of TARGET other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

    (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

    (k) commence any Litigation other than in accordance with past practice, settle Litigation involving any Liability of TARGET for money damages in excess of $25,000 or which involves material restrictions upon the operations of TARGET; or

    (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

    Section 7.3  Covenants of PURCHASER.
                 -----------------------
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, PURCHASER covenants and agrees that it shall continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the PURCHASER Common Stock and the business prospects of the PURCHASER Companies and, to the extent consistent therewith, to use all reasonable efforts to preserve intact the

PURCHASER Companies' core businesses and goodwill with their respective employees and the communities they serve.

    Section 7.4  Adverse Changes in Condition.
                 -----------------------------
Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its best efforts to prevent or promptly to remedy the same.

    Section 7.5  Reports.
                 --------
Each Party shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                  ARTICLE 8.
                                  ----------
                             ADDITIONAL AGREEMENTS
                             ---------------------

    Section 8.1  Shareholder Approval.
                 ---------------------
TARGET shall call a Shareholders' Meeting for the purpose of voting upon approval of the Merger and this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (a) TARGET and PURCHASER shall prepare a Proxy Statement and mail it to the TARGET's shareholders, (b) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of TARGET shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders that they approve this Agreement, and (d) the Board of Directors and officers of TARGET shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

    Section 8.2  Applications.
                 -------------
PURCHASER shall promptly prepare and file, and TARGET shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. As soon as practicable after delivery thereof to or receipt thereof from the appropriate Regulatory Authorities, PURCHASER shall deliver or cause to be delivered to TARGET two (2) copies of (a) each application or notice filed with such

Regulatory Authorities in connection with the Merger, (b) all correspondence between such Regulatory Authorities and PURCHASER in connection with the Merger, and (c) any responses to any requests for additional information delivered by PURCHASER to such Regulatory Authorities in connection with the Merger.

    Section 8.3  Agreement as to Efforts to Consummate.
                 --------------------------------------
Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end, including, without limitation, using its efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

    Section 8.4  Investigation and Confidentiality.
                 ----------------------------------
    (a) Between the date of this Agreement and the Effective Time, TARGET will provide PURCHASER and its accountants, investment bankers, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of TARGET's premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its respective officers and employees to furnish to PURCHASER and its authorized representatives any and all financial, technical and operating data and other information pertaining to TARGET's business, as PURCHASER shall from time to time reasonably request. Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger.

    (b) Except as may be required by applicable law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from the other Party (including work papers and other material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its best efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other material retrieved therefrom), including all copies thereof. Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its business, operations, and financial position and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party, except one copy of certain materials that can be retained for legal files in accordance with the provisions of the Confidentiality Agreements.

    (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

    Section 8.5  Press Releases.
                 ---------------
Prior to the Effective Time, TARGET and PURCHASER shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.5 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

    Section 8.6  No Solicitation.
                 ----------------
    (a) TARGET shall not, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, TARGET to, (i) solicit or initiate, or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that, if in the opinion of its Board of Directors, after consultation with counsel, such failure to act would be inconsistent with its fiduciary duties to stockholders under applicable law, TARGET may, in response to an unsolicited takeover proposal, and subject to compliance with subparagraph (c) below, (A) furnish information with respect to TARGET to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of TARGET or any investment banker, attorney or other advisor or representative of TARGET, whether or not such person is purporting to act on behalf of TARGET or otherwise, shall be deemed to be a breach of this Section 8.6 by TARGET. For purposes of this Agreement, "takeover proposal" means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of TARGET (other than investors in the ordinary course of business) or of over 15% of any class of equity securities of TARGET or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of TARGET, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving TARGET other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to PURCHASER of the transactions contemplated hereby.

    (b) Except as set forth herein, neither the Board of Directors of TARGET nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PURCHASER, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, if in the opinion of the TARGET Board of Directors, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to TARGET shareholders under applicable law, then, prior to the Shareholders' Meeting, the TARGET Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal, in each case at any time after the second business day following PURCHASER's receipt of written notice (a "Notice of Superior Proposal") advising PURCHASER that the TARGET Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the Person making such superior proposal; provided that TARGET shall not enter into an agreement with respect to a superior proposal unless TARGET shall have furnished PURCHASER with written notice no later than 12:00 noon one (1) day in advance of any date that it intends to enter into such agreement. In addition, if TARGET proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to PURCHASER the Expenses (to the extent provided by Section 11.2(b)) and the Superior Proposal Termination Fee. For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of TARGET Common Stock then outstanding or all or substantially all of the assets of TARGET and otherwise on terms which the TARGET Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger.

    (c) In addition to the obligations of TARGET set forth in subsection (b) above, TARGET shall immediately advise PURCHASER orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any takeover proposal or inquiry. TARGET shall keep PURCHASER fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

    (d) Nothing contained in this Section 8.6 shall prohibit TARGET from making any disclosure to TARGET's shareholders if, in the opinion of the TARGET Board of Directors, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to its shareholders under applicable law; provided that TARGET does not, except as permitted by Section 8.6(b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

    Section 8.7  Tax Treatment.
                 --------------
Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

    Section 8.8  Employee Benefits and Contracts.
                 --------------------------------
PURCHASER shall maintain all TARGET hospitalization and medical benefits plans in effect as of the Closing Date in full force and effect through December 31, 2000. From and after January 1, 2001, PURCHASER shall provide to the officers and employees of TARGET employee benefits under PURCHASER's employee benefit plans (other than stock option or other plans involving the potential issuance of PURCHASER Common Stock) on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PURCHASER Companies to their similarly situated officers and employees, provided that for a period of twelve (12) months after the Effective Time and except as otherwise provided herein, PURCHASER shall provide to officers and employees of TARGET severance benefits in accordance with the policies of either (a) TARGET as set forth in the TARGET Disclosure Letter, or (b) PURCHASER, whichever of (a) or (b) will provide the greater benefit to the officer or employee. For purposes of participation and vesting under such employee benefit plans, the service of the employees of TARGET prior to the Effective Time shall be treated as service with a PURCHASER Company participating in such employee benefit plans. Except as otherwise provided herein, PURCHASER also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts set forth in the TARGET Disclosure Letter between TARGET and any current or former director, officer, or employee thereof and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the TARGET Benefit Plans.

    Section 8.9  Large Deposits.
                 ---------------
Prior to the Closing, TARGET will provide PURCHASER with a list of all certificates of deposit or checking, savings or other deposits owned by persons who, to the Knowledge of the TARGET, had deposits aggregating more than $100,000 and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of TARGET and their Affiliates in an amount aggregating more than $100,000 as of the last day of the calendar month immediately prior to the Closing.

    Section 8.10   Indemnification Against Certain Liabilities.
                   --------------------------------------------
PURCHASER agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of TARGET as provided in its Articles of Incorporation and Bylaws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than four (4) years from the Effective Time; provided, however, that all rights to any indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

    Section 8.11  Irrevocable Proxies.
                  --------------------
Concurrent with the execution hereof, TARGET shall obtain and deliver to PURCHASER irrevocable proxies in substantially the form of Exhibit 2 hereto from Affiliates of TARGET holding in the aggregate at least 51% of the TARGET Common Stock and, in any event, from all officers and directors of TARGET and from each TARGET shareholder who owns beneficially 5% or more of the TARGET Common Stock.

                                 ARTICLE 9.
                                 ----------
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

    Section 9.1  Conditions to Obligations of Each Party.
                 ----------------------------------------
The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Sections 11.6(a) and 11.6(b) of this Agreement:

    (a) All corporate action necessary by TARGET to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

    (b) All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of either Party, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; provided, however, that no such condition or restriction shall be deemed to be materially adverse unless it materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.

    (c) Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.3 of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

    (d) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

    (e) All necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PURCHASER Common Stock issuable pursuant to the Merger shall have been received.

    Section 9.2  Conditions to Obligations of PURCHASER and MERGER SUB.
                 ------------------------------------------------------
The obligations of PURCHASER and MERGER SUB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PURCHASER and MERGER SUB pursuant to Section 11.6(a) of this Agreement:

    (a) The representations and warranties of TARGET set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

    (b) Each and all of the agreements and covenants of TARGET to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) TARGET shall have delivered to PURCHASER (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied in all material respects, and
(ii) certified copies of resolutions duly adopted by TARGET's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PURCHASER and its counsel shall reasonably request.

    (d) TARGET shall have delivered to PURCHASER an opinion of Smith, Mackinnon, Greeley, Bowdoin, Edwards, Brownlee & Marks, P.A., counsel to TARGET, dated as of the Closing, in substantially the form of Exhibit 3 hereto.

    (e) John H. Ferguson and TARGET shall have executed and delivered an Employment Agreement substantially in the form of Exhibit 4 hereto.

    (f) Each of the officers and directors of TARGET specified in writing by PURCHASER no later than two (2) Business Days prior to the Closing shall have tendered to PURCHASER resignation letters in form and substance reasonably acceptable to PURCHASER on or prior to the Closing Date, such resignations to be effective immediately following the Closing Date.

    (g) No proceeding or lawsuit shall have been commenced by any Person for the purpose of obtaining any injunction, writ or preliminary restraining order to the effect that the Merger may not be consummated as provided herein.

    (h) Holders of not more than 10% of the outstanding shares of TARGET Common Stock (in the aggregate) shall have filed written notice with TARGET that they intend to demand payment for their shares.

    (i) The Average Stock Price on the Closing Date shall not be more than $11.50 per share.

    (j) TARGET and John H. Ferguson shall have revoked and terminated in their entirety (i) that certain Employment Contract dated October 5, 1986 between TARGET and Mr. Ferguson, (ii) that certain Change in Control Agreement dated as of May 3, 2000 between TARGET and Mr. Ferguson, and (iii) that certain Salary Continuation Agreement dated July 20, 1993 between TARGET and Mr. Ferguson (the "Ferguson Salary Continuation Agreement").

    (k) TARGET and Sandra Hilliard shall have revoked and terminated in its entirety that certain Salary Continuation Agreement dated May 21, 1996 between TARGET and Ms. Hilliard (the "Hilliard Salary Continuation Agreement").

    Section 9.3  Conditions to Obligations of TARGET.
                 ------------------------------------
The obligations of TARGET to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by TARGET pursuant to Section 11.6(b) of this Agreement:

    (a) The representations and warranties of PURCHASER set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

    (b) Each and all of the agreements and covenants of PURCHASER to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) PURCHASER shall have delivered to TARGET (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied in all material respects, and (ii) certified copies of resolutions duly adopted by PURCHASER's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as TARGET and its counsel shall reasonably request.

    (d) PURCHASER shall have delivered to TARGET an opinion of Rogers & Hardin LLP, counsel to PURCHASER, dated as of the Closing, in substantially the form of
Exhibit 4 hereto.

    (e) TARGET shall have received from Rogers & Hardin LLP, counsel to PURCHASER, a favorable opinion, dated on or about the Closing Date, based upon certain representations of PURCHASER and certain assumptions, to the effect that
(i) the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code, (ii) each of PURCHASER, MERGER SUB and TARGET will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) the exchange in the Merger of TARGET Common Stock for PURCHASER Common Stock will not give rise to gain or loss to the TARGET shareholders with respect to such exchange (except to the extent of any cash received), which opinion shall not have been withdrawn or modified in any material respect.

    (f) No proceeding or lawsuit shall have been commenced by any Person for the purpose of obtaining any injunction, writ or preliminary restraining order to the effect that the Merger may not be consummated as provided herein.

    (g) PURCHASER and Mr. Ferguson shall each have executed and delivered to the other an agreement dated as of the Closing Date containing terms and conditions substantially similar to the Ferguson Salary Continuation Agreement; provided, however, that (i) for purposes of the vesting of benefits under such new agreement, the service of Mr. Ferguson under the Ferguson Salary Continuation Agreement prior to the Effective Time shall be treated as service with PURCHASER under such new agreement, and (ii) Mr. Ferguson's Annual Payment Benefit (as described in the Ferguson Salary Continuation Agreement) under such new agreement shall be $64,041 and shall not be paid until Mr. Ferguson attains the minimum retirement age of 65.

    (h) PURCHASER and Ms. Hilliard shall each have executed and delivered to the other an agreement dated as of the Closing Date containing terms and conditions substantially similar to the Hilliard Salary Continuation Agreement; provided, however, that for purposes of the vesting of benefits under such new agreement, the service of Ms. Hilliard under the Hilliard Salary Continuation Agreement prior to the Effective Time shall be treated as service with PURCHASER under such new agreement.

                                 ARTICLE 10.
                                 -----------
                                 TERMINATION
                                 -----------

    Section 10.1  Termination.
                  ------------
Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of TARGET, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

    (a) By consent of the Boards of Directors of PURCHASER, MERGER SUB and TARGET; or

    (b) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by any other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of PURCHASER and Section 9.3(a) of this Agreement in the case of TARGET; or

    (c) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by any other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within (30) days after the giving of written notice to the breaching Party of such breach; or

    (d) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of TARGET fail to approve this Agreement and the transactions contemplated hereby as required by the FBC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

    (e) By the Board of Directors of any Party in the event that the Merger shall not have been consummated by March 1, 2001, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

    (f) By the Board of Directors of any Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

    (g) By the Board of Directors of TARGET in connection with entering into a definitive agreement in accordance with Section 8.6(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Superior Proposal Termination Fee.

    (h) By the Board of Directors of TARGET if the Average Stock Price on the Closing Date is less than $7.50 per share; provided, however, that PURCHASER shall have the option, at its discretion, to increase the aggregate number of shares of PURCHASER Common Stock to be delivered to the TARGET shareholders pursuant to Section 3.1(b) hereof such that the total number of such shares, when multiplied by the Average Stock Price on the Closing Date and added to the aggregate Cash Consideration, equals the Merger Price, in which event TARGET may not terminate this Agreement and abandon the Merger pursuant to this Section 10.1(h).

    Section 10.2  Effect of Termination.
                  ----------------------
In the event of the termination and abandonment of this Agreement pursuant to
Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.2 and Sections 8.4(b), 8.6(b) and 11.2 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to
Section 10.1 of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                ARTICLE 11.
                                -----------
                               MISCELLANEOUS
                               -------------

    Section 11.1  Definitions.
                  ------------
Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party.

     "Affiliate" of a Person shall mean: (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

     "Agreement" shall mean this Agreement and Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "Average Stock Price" shall mean the arithmetic average closing price of the PURCHASER Common Stock for all of the trading days during the sixty (60) consecutive calendar day period immediately preceding the date that is five (5) calendar days prior to the Closing Date; provided, however, that in no event shall the Average Stock Price be less than $7.50 per share or more than $11.50 per share, except as otherwise provided herein.

     "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder.

     "Cash Consideration" shall have the meaning provided in Section 3.1(b) of this Agreement.

     "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

     "Closing Date" shall have the meaning provided in Section 1.2 of this Agreement.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     "Dissenting Shares" shall have the meaning provided in Section 3.1(b) of this Agreement.

     "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

     "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Agent" shall have the meaning provided in Section 3.2 of this Agreement.

     "Exchange Ratio" shall mean the quotient of obtained by dividing (a) the aggregate amount of the Stock Consideration paid to the TARGET shareholders pursuant to subsection 3.1(b)(i) hereof, by (b) the Average Stock Price.

     "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "Expenses" shall have the meaning provided in Section 11.2 of this Agreement.

     "FBC" shall mean the Florida Banking Code, including the Florida Interstate Banking Act.

     "FDI Act" shall mean the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code.

     "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Law.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" as used with respect to a Person shall mean the knowledge after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

     "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "Letter of Transmittal" shall have the meaning provided in Section 3.2 of this Agreement.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

     "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "Merger" shall mean the merger of MERGER SUB with and into TARGET referred to in Section 1.1 of this Agreement.

     "Merger Price" shall mean $7,187,461 in the aggregate, subject to adjustment pursuant to Section 11.2(a)(i) hereof.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Notice of Superior Proposal" shall have the meaning provided in Section 8.6(b) of this agreement.

     "Old Certificates" shall have the meaning provided in Section 3.2 of this Agreement.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "Outstanding TARGET Shares" shall have the meaning provided in Section 3.1(b) of this Agreement.

     "Participation Facility" shall mean any facility or property in which the Party in question participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "Party" shall mean TARGET, PURCHASER and MERGER SUB, and "Parties" shall mean all of TARGET, PURCHASER and MERGER SUB.

     "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any, Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "Pro-Rata Share" shall mean, with respect to each TARGET shareholder, the quotient obtained by dividing (a) the number of shares of TARGET Common Stock held by such TARGET shareholder, by (b) 197,955.

     "Proxy Statement" shall mean the proxy statement used by TARGET to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

     "PURCHASER Common Stock" shall mean the $1.00 par value per share common stock of PURCHASER.

     "PURCHASER Companies" shall mean, collectively, PURCHASER and all PURCHASER Subsidiaries.

     "PURCHASER Disclosure Letter" shall have the meaning set forth in Article 5 hereof.

     "PURCHASER Financial Statements" shall mean the consolidated financial statements of PURCHASER contained in PURCHASER's SEC Documents, including the notes thereto.

     "PURCHASER Stock Plans" shall mean the existing stock option and other stockbased compensation plans of PURCHASER.

     "PURCHASER Subsidiaries" shall mean the Subsidiaries of PURCHASER.

     "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state banking and other regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, including the Florida Department of Banking and Finance, the NASD, the SEC and all state securities agencies.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, state blue sky laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Shareholders' Meeting" shall mean the meeting of the shareholders of TARGET to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "Stock Consideration" shall have the meaning provided in Section 3.1(b) of this Agreement.

     "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5 % or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "Superior Proposal Termination Fee" shall have the meaning provided in
Section 11.2 of this Agreement.

     "Surviving Corporation" shall mean TARGET as the surviving corporation resulting from the Merger.

     "TARGET Allowance" shall have the meaning set forth in Section 4.8 of this Agreement.

     "TARGET Benefit Plans" shall have the meaning set forth in Section 4.13 of this Agreement.

     "TARGET Common Stock" shall mean the $16.00 par value per share common stock of TARGET.

     "TARGET Disclosure Letter" shall have the meaning set forth in Article 4 hereof.

     "TARGET ERISA Plan" shall have the meaning provided in Section 4.13 of this Agreement.

     "TARGET Financial Statements" shall mean (a) the balance sheets (including related notes and schedules, if any) of TARGET as of September 30, 2000, and as of December 31, 1999 and 1998 and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 2000, and for each of the three fiscal years ended December 31, 1999, 1998, 1997, as previously furnished by TARGET to PURCHASER, and (b) the balance sheets of TARGET (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 2000.

     "TARGET Stock Plans" shall mean the existing stock option and other stock-based compensation plans of TARGET.

     "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

    Section 11.2  Expenses.
                  ---------
    (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel (the "Expenses"); provided, however, that (i) the Merger Price shall be reduced by an amount equal to all of the fees, costs and expenses of Allen C. Ewing & Co., TARGET's investment banker, in excess of $89,500 and all of the fees, costs and expenses of Smith, Mackinnon, Greeley, Bowdoin, Edwards, Brownlee & Marks, P.A., TARGET's legal counsel, in excess of $35,000; and (ii) each of the Parties shall bear and pay one-half of the fees payable in connection with the Proxy Statement and printing costs incurred in connection with the printing of the Proxy Statement.

    (b)  TARGET shall pay, or cause to be paid, in same day funds to PURCHASER
(i) the sum of (A) all of PURCHASER's Expenses, plus (B) $375,000 upon demand if
(x) TARGET terminates this Agreement pursuant to Section 10.1(g) or (y) prior to the termination of this Agreement (other than by TARGET pursuant to Section 9.1(b)), a takeover proposal shall have been made and within one (1) year of such termination, TARGET enters into an agreement with respect to, or approves or recommends or takes any action to facilitate, such takeover proposal (the "Superior Proposal Termination Fee"); and (ii) $150,000 upon demand if PURCHASER or MERGER SUB terminates this Agreement pursuant to Section 10.1(f) hereof because the condition precedent to PURCHASER's and MERGER SUB's obligations to consummate the Merger set forth in Section 9.2(h) hereof has not been satisfied. The amount of Expenses payable pursuant to subpart (A) of this Section 11.2(b) shall be the amount set forth in an estimate delivered by PURCHASER, subject to an upward or downward adjustment upon delivery of reasonable documentation therefor.

    Section 11.3  Brokers and Finders.
                  --------------------
Except as set forth in the TARGET Disclosure Letter, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by TARGET, PURCHASER or MERGER SUB, each of TARGET, PURCHASER and MERGER SUB, as the case may be, agrees to indemnify and hold the other Parties harmless of and from any Liability in respect of any such claim.

    Section 11.4  Entire Agreement.
                  -----------------
Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to of this Agreement, with respect to the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.8 and 8.10 of this Agreement.

    Section 11.5  Amendments.
                  -----------
To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of TARGET Common Stock, there shall be made no amendment decreasing the consideration to be received by TARGET shareholders without the further approval of such shareholders.

    Section 11.6  Waivers.
                  --------
    (a) Prior to or at the Effective Time, PURCHASER, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by TARGET, to waive or extend the time for the compliance or fulfillment by TARGET of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PURCHASER under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PURCHASER.

    (b) Prior to or at the Effective Time, TARGET, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PURCHASER or MERGER SUB, to waive or extend the time for the compliance or fulfillment by PURCHASER or MERGER SUB of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TARGET under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TARGET.

    (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

    Section 11.7  Assignment.
                  -----------
Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

    Section 11.8  Notices.
                  --------
All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

PURCHASER or
MERGER SUB:    ABC Bancorp
               24 2nd Avenue, S.E.
               Moultrie, Georgia  31768
               Telecopy Number: (912) 890-2235
               Attention:  President

Copy to Counsel (which shall not constitute notice to PURCHASER or MERGER SUB):

               Rogers & Hardin LLP
               2700 International Tower, Peachtree Center
               229 Peachtree Street, N.E.
               Atlanta, Georgia 30303
               Telecopy Number: (404) 525-2224
               Attention:  Steven E. Fox

TARGET:        Tri-County Bank
               302 N. Main Street
               Trenton, Florida 32693
               Telecopy Number: (352) 463-7173
               Attention:  President

Copy to Counsel (which shall not constitute notice to TARGET):

               Smith, Mackinnon, Greeley, Bowdoin,
                 Edwards, Brownlee & Marks, P.A.
               255 South Orange Avenue, Suite 800
               Post Office Box  2254
               Orlando, Florida  32802
               Telecopy Number: (407) 843-2448
               Attention:  John P. Greeley

    Section 11.9  Governing Law.
                  --------------
This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

    Section 11.10  Counterparts.
                   -------------
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    Section 11.11  Captions.
                   ---------
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

    Section 11.12  Enforcement of Agreement.
                   -------------------------
The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 11.13  Severability.
                   -------------
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    Section 11.14  Survival.
                   ---------
The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement except that (i) Articles 2, 3 and 11 and Sections 8.4(b), 8.7, 8.8 and 8.10 of this Agreement shall survive the Effective Time; and (ii) Sections 8.4(b), 8.6(b), 10.2, 11.2 and 11.14 shall survive the termination and abandonment of this Agreement.

    Section 11.15  Prevailing Party Fees and Expenses.
                   -----------------------------------
In connection with any action arising out of this Agreement, the substantially prevailing Party in any such action shall be entitled to receive from the other Party or Parties, as the case may be, in addition to any other rights and remedies available to such prevailing Party hereunder or otherwise, all costs and expenses (including reasonable attorneys' fees and costs) incurred by the substantially prevailing Party in connection therewith, in addition to any other award made by the court in which such action is brought.


                             [Signatures Next Page]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered on its behalf as of the day and year first above written.

                                           ABC BANCORP


                                           By:    /s/ Kenneth J. Hunnicutt
                                                  ------------------------
                                                  President


                                           TRI-COUNTY BANK


                                           By:    /s/ John H. Ferguson
                                                  --------------------
                                                  President


                                           TRI-COUNTY MERGER SUB, INC.


                                           By:    /s/ Kenneth J. Hunnicutt
                                                  ------------------------
                                                  Chairman of the Board of
                                                    Directors

                                                                       EXHIBIT 1
                                                                       ---------



                      ARTICLES OF INCORPORATION OF TARGET


                                 [See Attached]

                                                                       EXHIBIT 2
                                                                       ---------
                           FORM OF IRREVOCABLE PROXY
                           -------------------------


     This Irrevocable Proxy is given by the undersigned, ______________ ("Shareholder"), in favor of ABC Bancorp, a Georgia corporation ("ABC"), as of the ____day of ______________, 2000.

     WHEREAS, ABC and Tri-County Bank, a Florida chartered non-member bank ("Tri-County"), have entered into an Agreement and Plan of Merger dated as of November 28, 2000 (the "Merger Agreement") (capitalized terms used but not defined herein shall have the same meaning assigned to such terms in the Merger Agreement), pursuant to which ABC proposes to acquire the entire equity interest in Tri-County by means of a merger (the "Merger") of Tri-County with a wholly-owned subsidiary of ABC in which (a) each issued and outstanding share of common stock, $16.00 par value per share, of Tri-County (the "Tri-County Common Stock"), other than shares of Tri-County Common Stock with respect to which statutory dissenters' rights have been perfected and shares held by Tri-County (or any of its subsidiaries) or by ABC (or any of its subsidiaries), in each case other than in a fiduciary capacity or as a result of debt previously contracted, shall automatically be converted into the right to receive cash and whole shares of ABC's common, $1.00 par value per share, plus cash in lieu of fractional shares as provided in the Merger Agreement;

     WHEREAS, Shareholder owns, as of the date hereof, ___________ shares of Tri-County Common Stock (the "Existing Shares", together with any shares of Tri-County Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"); and

     WHEREAS, ABC has entered into the Merger Agreement in reliance on Shareholder's agreement to support the Merger, including the granting of Shareholder's Irrevocable Proxy hereunder.

     NOW, THEREFORE, with respect to the Merger Agreement and the transactions contemplated thereby and in accordance with Section 607.0722 of the Florida Business Corporation Act, Shareholder hereby irrevocably makes, constitutes and appoints ABC to act as Shareholder's true and lawful proxy and attorney-in-fact in the name and on behalf of Shareholder, with full power to appoint a substitute or substitutes. Shareholder further directs ABC, and ABC hereby agrees, to vote all of the Shares which are entitled to vote at any meeting of the shareholders of Tri-County (whether annual or special and whether or not an adjourned meeting), or by written consent in the place and stead of Shareholder, in favor of the Merger as set forth in the Merger Agreement. By giving this proxy, Shareholder hereby revokes any other proxy granted by Shareholder at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by Shareholder. THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE. The proxy granted hereby shall not be terminated by any act of Shareholder or by operation of law, by lack of appropriate power of authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of Shareholder. Shareholder agrees to use all good faith efforts to cause any record owner of the

Shares of which Shareholder is the beneficial owner to grant to ABC a proxy of the same effect as that contained herein. Shareholder shall perform such further acts and execute such further documents as may be required to vest in ABC the sole power to vote the Shares during the term of the proxy granted herein. The proxy granted herein shall expire on the earlier of (i) the date on which ABC and Shareholder mutually consent in writing to terminate this Irrevocable Proxy,
(ii) the date of the Closing (as defined in the Merger Agreement), or (iii) the termination of the Merger Agreement in accordance with the terms thereof. Notwithstanding anything herein to the contrary, the proxy granted hereby and power herein conferred upon ABC (or any substitute or substitutes) may not be exercised prior to the receipt by ABC and Tri-County of the Consents of the Regulatory Authorities (as contemplated by the Merger Agreement).

     IN WITNESS WHEREOF, Shareholder has executed and delivered this Irrevocable Proxy as of the date set forth above.



                                          SHAREHOLDER



                                          ---------------------------
                                          (Name)




                                          ---------------------------
                                          (Signature)

                                                                       EXHIBIT 3
                                                                       ---------

  MATTERS AS TO WHICH SMITH, MACKINNON, GREELEY, BOWDOIN, EDWARDS, BROWNLEE &
  ---------------------------------------------------------------------------
                            MARKS, P.A. WILL OPINE:
                            -----------------------

[Such opinion may state that it has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991, issued by the Business Law Section of the Florida Bar, and that a copy of such Report is incorporated by reference into such opinion.]

     1. TARGET is a Florida chartered state bank duly organized and validly existing under the laws of the State of Florida with all requisite power and authority to conduct its business as described in the Proxy Statement, and to own and use its Assets. The deposits of TARGET are insured by the Federal Deposit Insurance Corporation to the extent provided by law. TARGET has no Subsidiaries.

     2. TARGET's authorized shares consist of __________ shares of Common Stock, of which ________ shares were outstanding as of ________________, and _______ shares of Preferred Stock, none of which were outstanding as of
_____________. The outstanding shares of TARGET Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, except as set forth in the TARGET Disclosure Letter, there are no options, subscriptions, warrants, calls, rights or commitments obligating TARGET to issue equity securities or acquire its equity securities.

     3. The execution and delivery by TARGET of the Agreement do not, and if TARGET were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of TARGET or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which TARGET is a party or by which TARGET is bound.

     4. TARGET has duly authorized the execution and delivery of the Agreement and all performance by TARGET thereunder, and has duly executed and delivered the Agreement.

     5.  The Agreement is enforceable against TARGET.

                                                                       EXHIBIT 4
                                                                       ---------
                                                                       R&H DRAFT

                          FORM OF EMPLOYMENT AGREEMENT
                          ----------------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of _____________, 2000, by and between TRI-COUNTY BANK, a Florida bank (the "Bank"), and John H. Ferguson, a resident of the State of Florida (the "Executive").

     WHEREAS, ABC Bancorp, a Georgia corporation ("ABC"), has acquired all of the equity interest of the Bank by means of a merger pursuant to an Agreement and Plan of Merger dated as of November 28, 2000 (the "Merger Agreement");

     WHEREAS, the Bank is now a wholly-owned subsidiary of ABC;

     WHEREAS, the Executive is the President and Chief Executive Officer of the Bank and desires to continue his employment with the Bank in such capacity;

     WHEREAS, ABC desires that the Executive continue to serve in the capacity of President and Chief Executive Officer of the Bank; and

     WHEREAS, the Bank and the Executive, in conjunction with and pursuant to the terms of the Merger Agreement, desire to set forth in writing the terms and conditions of the Executive's continued employment with the Bank.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.  Employment and Duties.
         ---------------------

     (a) The Bank hereby agrees to continue to employ the Executive and the Executive agrees to continue employment in his capacity as President and Chief Executive Officer of the Bank to act in accordance with the terms and conditions set forth herein. The Executive also consents to serve, if elected, as a director of the Bank for the additional compensation therefor set forth below. During the term of this Agreement, the Executive agrees that this position will be his principal employment, that he will serve the Bank faithfully and to the best of his ability and that he will devote his full business time, attention and skills to the operation of the business of the Bank, subject to reasonable absences for vacation and illness, and that he will perform such duties, functions and responsibilities in connection with such position and consistent with the foregoing as are from time to time delegated to the Executive by the Board of Directors of the Bank (the "Board"); provided, however, that the
                                              --------  -------
foregoing shall not be deemed to restrict the Executive from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance of the Executive's duties hereunder. The Executive shall provide the Board with periodic reports on, and keep them informed on a current basis concerning, the business and affairs of the Bank.

     (b) The Bank shall provide the Executive with a private office, secretarial and administrative assistance, office equipment, supplies and other facilities and services suitable to the Executive's position to be located at 302 N. Main Street, Trenton, Florida 32693, or at a comparable location within Gilchrist County, Florida.

     2.  Term.  The term ("Term") of this Agreement shall commence on the date
         ----
hereof and shall continue until the second anniversary of the date hereof.

     3.  Compensation.  In consideration of the services to be rendered by the
         ------------
Executive to the Bank hereunder, the Bank hereby agrees to pay or otherwise provide the Executive the following compensation and benefits, it being understood that the Bank shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law (including, without limitation, Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):

     (a) The Executive shall receive an annual salary of ("Salary") of Eighty-Five Thousand Dollars ($85,000) to be paid in equal installments in accordance with the Bank's salary payment practices in effect from time to time for executives of the Bank. The Bank may consider and declare from time to time increases in the Salary it pays Executive, and shall consider and declare Salary increases based upon the following standards:

               a.  Inflation;

               b. Adjustments to the salaries of other senior management personnel; and

          c. Past performance of Executive and the contribution which Executive makes to the business and profits of the Bank during the Term.

     (b) In addition to Salary, the Executive shall be entitled to receive (i) a fee for his service as a director of the Bank equal to Six Thousand Dollars ($6,000) per year to be paid in equal installments together with his Salary, and
(ii) an annual bonus pursuant to any annual incentive compensation plan adopted by the Board of Directors of ABC.

     (c) During the Term, the Executive shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to employees of the Bank, consistent with his Salary and his position with the Bank, including, without limitation, Employer's pension plan and hospitalization, major medical, disability and group life insurance plans.

     (d) The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder, upon receipt of appropriate vouchers therefor, provided that the Executive has complied with all reasonable policies and procedures relating to the reimbursement of such expenses as shall, from time to time, be established by the Bank.

     4.  Termination.
         -----------

     (a) This Agreement and the Executive's employment hereunder shall terminate on the earliest to occur of the following events: (i) on the mutual agreement of the Bank and the Executive; (ii) the death of the Executive; (iii) the Executive becoming unable to perform a substantial portion of his duties as described herein due to injury, illness or disability (mental or physical) as determined by an independent physician selected by the Bank and reasonably satisfactory to the Executive for a period of three (3) consecutive months or any aggregate period of six (6) months in any eighteen (18) month period ("Disability"); (iv) immediately upon the Bank giving written notice (referred to herein as the "Notice of Termination") to the Executive of termination for any reason or for no reason; (v) immediately upon the Executive giving a Notice of Termination, which Notice of Termination shall specify in reasonable detail the reason (or lack thereof) for such termination hereunder, to the Bank of termination (1) due to a material breach by the Bank of, or a material failure by the Bank to perform, the terms and conditions of this Agreement and, after written notice from the Executive of such breach or failure, the Bank at any time thereafter again so breaches or fails to perform, or (2) for any reason or for no reason; or (vi) immediately and at any time upon the Bank giving a Notice of Termination to the Executive of a termination for Cause (as defined herein), which Notice of Termination shall specify in reasonable detail the Cause for such termination hereunder.

     (b) For purposes of this Agreement, "Cause" for termination hereof shall exist if: (i) the Executive is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) in the reasonable determination of the Board, the Executive has engaged in conduct or activity materially damaging to the business of the Bank (it being understood, however, that unintentional physical damage to any property of the Bank by the Executive shall not be a ground for such a determination by the Board); or (iii) the Executive has failed, without reasonable cause, to devote his full business time and best efforts to the business of the Bank as provided in Section 1(a) hereof and, after written notice from the Bank of such failure, the Executive at any time thereafter again so fails.

     5.  Compensation Upon Termination.  In the event of the termination of the
         -----------------------------
Executive's employment with the Bank pursuant to Section 4 hereof, the Bank shall continue to pay compensation and benefits to the Executive as follows:

          (a) In the event of a termination pursuant to Section 4(a)(v)(2) or
Section 4(a)(vi) hereof, compensation provided for herein shall continue to be paid, and the Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof, through and including the date of termination specified in the Notice of Termination (the "Date of Termination"). Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive's participation in such plans through the Date of Termination shall be paid when due under such plans.

          (b) In the event of a termination pursuant to Section 4(a)(iv) or
Section 4(a)(v)(1) hereof, compensation provided for herein shall continue to be paid to the Executive through the end of Term so long as the Executive is not in breach of the terms and conditions of Section 7 hereof; provided, however, that
                                                        --------  -------
the Executive's participation in all of the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof shall terminate on the Date of Termination unless otherwise required by applicable law. Notwithstanding the proviso in the immediately preceding sentence, any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive's participation in such plans through the Date of Termination shall be paid when due under such plans.

     (c) In the event of a termination pursuant to Section 4(a)(ii) or Section 4(a)(iii) hereof, compensation provided for herein shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 3 hereof,
(i) in the event of Executive's death, through the date of death, or (ii) in the event of Executive's Disability, through the Date of Termination pursuant to
Section 4(a)(iii) hereof. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through the date of death or the Date of Termination pursuant to Section 4(a)(iii) hereof, as the case may be, shall be paid when due under those plans.

     6.  Representations and Warranties.
         ------------------------------

     (a) The Executive represents and warrants to the Bank that: (i) he has the full power and authority to execute, deliver and perform this Agreement, and that he has taken all actions necessary to secure all approvals required in connection herewith and therewith; (ii) this Agreement has been duly authorized, executed and delivered by him and constitutes his valid and binding agreement, enforceable against him in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, leases, agreement, instrument, order, arbitration award, judgment or decree to which he is a party or by which he or any of his assets are bound.

     (b) The Bank hereby represents and warrants to the Executive that: (i) this Agreement has been duly authorized, executed and delivered by it, and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms; (ii) it has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, its charter or bylaws or any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is a party or by which it or any of its assets are bound.

     7.  Restrictive Covenants.  Acknowledging that (i) he has intimate
         ---------------------
knowledge of the business of the Bank which, if exploited by him, in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Bank and the ability of ABC to continue to operate the Bank following the consummation of the merger contemplated by the Merger Agreement; (ii) the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of ABC; (iii) the provisions of this Section 7 are reasonable and necessary to protect the goodwill of the Bank acquired by ABC pursuant to the Merger Agreement; (iv) any violation of this Section 7 will result in irreparable injury to ABC and the Bank and that damages at law would not be reasonable or adequate compensation to ABC and the Bank for a violation of this Section 7; and (v) that in the course of his employment with the Bank, as contemplated by this Agreement, and as a result of the position of trust that he will hold under this Agreement, he will obtain private and confidential information and proprietary data relating to ABC, the Bank and other affiliates of ABC, including, without limitation, financial information, product information and other data that are valuable assets and property rights of the Bank and ABC and its affiliates (collectively referred to as "Confidential Information"), the Executive hereby agrees as follows:

     (a) The Executive shall not, during the Term of this Agreement or any time after the termination of this Agreement, either directly or indirectly, disclose or use any Confidential Information acquired during his employment with the Bank, unless (i) the Confidential Information has been made public through no action or fault of the Executive, or (ii) its disclosure is requested or compelled by applicable law or regulatory agency. The Executive further agrees that after the termination of this Agreement, or at such other time as the Bank requests, the Executive will return to the Bank all documents, papers and records constituting Confidential Information, and all copies of same in the Executive's possession and control.

     (b) For a period equal to (i) one (1) year after the expiration of the Term or the termination of this Agreement and the Executive's employment hereunder prior to the expiration of the Term pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof; or (ii) the remaining Term and a period of one (1) year after the expiration of the Term upon the termination of this Agreement and the Executive's employment hereunder pursuant to Section 4(a)(iv) hereof, the Executive shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank at the time of such provision of services or solicitation which the Executive served either alone or with others while employed by the Bank in any city, town, borough, township, village or other place in which the Executive performed services for the Bank while employed by it, or assist any actual or potential competitor of the Bank to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place.

     (c) While the Executive is employed by the Bank and for a period equal to
(i) one (1) year after the expiration of the Term or the termination of this Agreement and the Executive's employment hereunder prior to the expiration of the Term pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof; or (ii) the remaining Term and a period of one (1) year after the expiration of the Term upon the termination of this Agreement and the Executive's employment hereunder pursuant to Section 4(a)(iv) hereof, the Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Bank as conducted during the Executive's employment by the Bank within a radius of fifty (50) miles of the Bank's main office.

     (d) In addition to all other remedies provided at law or in equity, the Bank may petition and obtain from a court of law or equity both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security to prevent a breach by the Executive of any covenant contained in this Section 7, as well as to an equitable accounting of all earnings and profits and other benefits arising out of any such violations.

     7.  Notices.  Any notice or other communication required or permitted to be
         -------
given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addresses specified below.

     If to the Executive:  John H. Ferguson
                           10959 S.E. 25th Avenue
                           Trenton, Florida 32693

     If to the Bank:       Tri-County Bank
                           c/o ABC Bancorp
                           24 2nd Avenue, S.E.
                           Moultrie, Georgia  31768
                           Facsimile:  (912) 890-2235
                           Attn:  President

or to such other address or fax number as either party may from time to time designate in writing to the other.

     8.  Entire Agreement.  This Agreement constitutes the entire agreement
         ----------------
between the parties hereto relating to the subject matter hereof, and, except for that certain Salary Continuation Agreement dated the date hereof between ABC and the Executive, supersedes all prior or contemporaneous agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

     9.  Governing Law.  This Agreement and the rights and duties of the parties
         -------------
hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Florida.

     10. Assignment.  This Agreement shall inure to the benefit of and be
         ----------
binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Bank to a successor of all or substantially all of the business or assets of the Bank. The rights, duties and obligations of the Executive under this Agreement shall not be assignable.

     11.  Survival.  The respective obligations of the parties under Sections 5
          --------
and 7 hereof shall survive the termination of this Agreement.

     12.  Prevailing Party.  In connection with any action arising out of this
          ----------------
Agreement, the substantially prevailing party in any such action shall be entitled to receive from the other party all costs and expenses (including reasonable attorneys' fees and costs) incurred by the substantially prevailing party in connection therewith, in addition to any other award made by the court in which such action is brought.

     IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and delivered, and the Executive has executed and delivered this Agreement, all as of the day and year first above written.



                                    TRI-COUNTY BANK



                                    By: ______________________________________
                                     Its: ____________________________________



                                     ___________________________________ (SEAL)
                                     JOHN H. FERGUSON

                                                                       EXHIBIT 5
                                                                       ---------

                              MATTERS AS TO WHICH
                        ROGERS & HARDIN LLP WILL OPINE:
                        ------------------------------

[Subject to standard assumptions, limitations, restrictions and matters disclosed in the Agreement and its schedules, including principles of equity and remedies, such as specific performance and the enforceability on non-competition and employment agreements and covenants, and that no opinion shall be expressed with respect to Federal and state securities laws.]

     1. PURCHASER is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the Proxy Statement, and
(b) to own and use its Assets.

     2. PURCHASER's authorized shares consist of _______________ shares of Common Stock, no par value, of which __________ shares were outstanding as of _____________, and 5,000,000 shares of Preferred Stock, none of which were outstanding as of ____________. The outstanding shares of PURCHASER Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, except as set forth in Section 5.3 of the Agreement, the PURCHASER Disclosure Letter and the PURCHASER SEC Documents, there are no options, subscriptions, warrants, calls, rights or commitments obligating PURCHASER to issue equity securities or acquire its equity securities.

     3. The execution and delivery by PURCHASER of the Agreement do not, and if PURCHASER were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of PURCHASER or, to our knowledge, result in any breach of, or default or acceleration under, any material Order by which PURCHASER is bound or any material Contract to which PURCHASER is a party or by which PURCHASER is bound that is filed as an exhibit to PURCHASER's SEC Documents.

     4. PURCHASER has duly authorized the execution and delivery of the Agreement and all performance by PURCHASER thereunder and has duly executed and delivered the Agreement.

     5. Assuming that Florida Law is the same as Georgia Law, the Agreement is enforceable against PURCHASER.

                                AMENDMENT NO. 1
                        TO AGREEMENT AND PLAN OF MERGER

  THIS AMENDMENT NO. 1 (the "Amendment") to the AGREEMENT AND PLAN OF MERGER dated as of November 28, 2000 (the "Merger Agreement"; capitalized terms used but not specifically defined herein shall have the meanings ascribed to such terms in the Merger Agreement), among TRI-COUNTY BANK ("TARGET"), a state non-member bank incorporated and chartered under the laws of the State of Florida, ABC BANCORP ("PURCHASER"), a corporation organized and existing under the laws of the State of Georgia, and tri-county merger sub, INC. ("Merger sub"), a corporation organized and existing under the laws of the State of Florida, is made as of the 26th day of January, 2001 by and among TARGET, PURCHASER and MERGER SUB.

                              W I T N E S S E T H:
                              -------------------

  WHEREAS, TARGET, PURCHASER and MERGER SUB have entered into the Merger Agreement; and

  WHEREAS, TARGET, PURCHASER and MERGER SUB each desire to amend the Merger Agreement to extend the date set forth in Section 10.1(e) of the Merger Agreement after which the Board of Directors of any Party may terminate the Merger Agreement;

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

  SECTION 1. Amendment to Section 10.1(e) of the Merger Agreement. Section 10.1(e) of the Merger Agreement is hereby amended by deleting Section 10.1(e) of the Merger Agreement in its entirety and substituting the following in lieu thereof:

  "(e) By the Board of Directors of any Party in the event that the Merger shall not have been consummated by May 1, 2001, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or"

  SECTION 2. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

  SECTION 3. Representations and Warranties. TARGET, PURCHASER and MERGER SUB each represent and warrant that no interest in the Merger Agreement has been sold, hypothecated, assigned or otherwise transferred. TARGET, PURCHASER and MERGER SUB each further represent and warrant that there are no defaults under the Merger Agreement as of the date hereof.

     SECTION 4. Binding Effect; Headings. The covenants contained herein shall bind, and the benefits hereof shall inure to the benefit of, the respective successors and permitted assigns of the parties hereto. The Section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

     SECTION 5. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to any principles of conflicts of laws.

     SECTION 6. Counterparts; Facsimile Transmission. This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Executed counterparts may be delivered via facsimile transmission.

     IN WITNESS WHEREOF, TARGET, PURCHASER and MERGER SUB have each caused this Amendment to be executed and delivered on its behalf as of the day and year first above written.

                                        ABC BANCORP


                                        By:  /s/ Kenneth J. Hunnicutt
                                             ------------------------
                                             President


                                        TRI-COUNTY BANK


                                        By:  /s/ John H. Ferguson
                                             --------------------
                                             President


                                        TRI-COUNTY MERGER SUB, INC.


                                        By:  /s/ Kenneth J. Hunnicutt
                                             ------------------------
                                             Chairman of the Board of
                                               Directors

                                AMENDMENT NO. 2
                        TO AGREEMENT AND PLAN OF MERGER

  THIS AMENDMENT NO. 2 (the "Amendment") to the AGREEMENT AND PLAN OF MERGER dated as of November 28, 2000, as amended by Amendment No. 1 thereto dated as of January 26, 2001 (as so amended, the "Merger Agreement"; capitalized terms used but not specifically defined herein shall have the meanings ascribed to such terms in the Merger Agreement), among TRI-COUNTY BANK ("TARGET"), a state non-member bank incorporated and chartered under the laws of the State of Florida, ABC BANCORP ("PURCHASER"), a corporation organized and existing under the laws of the State of Georgia, and tri-county merger sub, INC. ("Merger sub"), a corporation organized and existing under the laws of the State of Florida, is made as of the 20th day of February, 2001 by and among TARGET, PURCHASER and MERGER SUB.

                              W I T N E S S E T H:
                              -------------------

  WHEREAS, TARGET, PURCHASER and MERGER SUB have entered into the Merger Agreement; and

  WHEREAS, TARGET, PURCHASER and MERGER SUB each desire to amend the Merger Agreement to provide that TARGET will merge with and into MERGER SUB and MERGER SUB will the surviving corporation in the Merger;

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1.  Amendment to the Preamble to the Merger Agreement.
            -------------------------------------------------

    (a) The Preamble to the Merger Agreement is hereby amended by deleting the second sentence of the second paragraph thereof in its entirety and substituting the following in lieu thereof:

     "This Agreement provides for the combination of TARGET with MERGER SUB by virtue of the merger of TARGET with and into MERGER SUB, as a result of which the outstanding shares of the capital stock of TARGET shall be converted into the right to receive the consideration provided for herein, and the shareholders of TARGET shall become shareholders of PURCHASER."

    (b) The Preamble to the Merger Agreement is hereby further amended by deleting the last paragraph thereof in its entirety and substituting the following in lieu thereof:

    "Following the Closing of the Merger, MERGER SUB will continue to be operated as a separate subsidiary of PURCHASER and will continue operations under the name "Tri-County Bank". MERGER SUB will not have trust powers."

SECTION 2.  Amendment to Section 1.1 of the Merger Agreement.
            ------------------------------------------------
Section 1.1 of the Merger Agreement is hereby amended by deleting Section 1.1 of the Merger Agreement in its entirety and substituting the following in lieu thereof:

         "SECTION 1.1  Merger.  Subject to the terms and conditions of this
                       ------
     Agreement, at the Effective Time, TARGET shall be merged with and into MERGER SUB in accordance with the provisions of Sections 658.295 and 658.41 of the FBC and with the effect provided in Section 658.45 of the FBC (the "Merger"). MERGER SUB shall be the Surviving Corporation resulting from the Merger and remain a wholly-owned subsidiary of PURCHASER. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of TARGET, MERGER SUB and PURCHASER."

SECTION 3.  Amendment to Section 2.1 of the Merger Agreement.
            ------------------------------------------------
Section 2.1 of the Merger Agreement is hereby amended by deleting Section 2.1 of the Merger Agreement in its entirety and substituting the following in lieu thereof:

         "SECTION 2.1  Articles of Incorporation. The Amended and Restated
                       -------------------------
     Articles of Incorporation of MERGER SUB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed. A copy of the Amended and Restated Articles of Incorporation of MERGER SUB is attached as Exhibit 1 to this Agreement."

SECTION 4.  Amendment to Section 2.2 of the Merger Agreement.
            ------------------------------------------------
Section 2.2 of the Merger Agreement is hereby amended by deleting Section 2.2 of the Merger Agreement in its entirety and substituting the following in lieu thereof:

         "SECTION 2.2  Bylaws. The Bylaws of MERGER SUB in effect immediately
                       ------
     prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed."

SECTION 5.  Amendment to Section 3.5 of the Merger Agreement.
            ------------------------------------------------
Section 3.5 of the Merger Agreement is hereby amended by deleting Section 3.5 of the Merger Agreement in its entirety and substituting the following in lieu thereof:

         "SECTION 3.5  Status of MERGER SUB after the Effective Time.  After
                       ---------------------------------------------
     consummation of the Merger, MERGER SUB shall continue to be a separate subsidiary of PURCHASER."

SECTION 6.  Amendment to Section 9.2(e) of the Merger Agreement.
            ---------------------------------------------------
Section 9.2(e) of the Merger Agreement is hereby amended by deleting Section 9.2(e) of the Merger Agreement in its entirety and substituting the following in lieu thereof:

         "(e) John H. Ferguson and MERGER SUB shall have executed and delivered an Employment Agreement substantially in the form of Exhibit 4 hereto."

SECTION 7.  FURTHER Amendment to Section 9.2 of the Merger Agreement.
            --------------------------------------------------------
Section 9.2 of the Merger Agreement is hereby further amended by adding the following new Section 9.2(l) to the Merger Agreement immediately following
Section 9.2(k):

         "(l) MERGER SUB shall have received all Consents of all Regulatory Authorities to conduct a banking business in the State of Florida, including, without limitation, the receipt of a newly-issued charter from the State of Florida to conduct banking operations therein."

SECTION 8.  Amendment to Section 11.1 of the Merger Agreement.
            -------------------------------------------------
Section 11.1 of the Merger Agreement is hereby amended by deleting the definition of "Surviving Corporation" in its entirety and substituting the following in lieu thereof:

         "'Surviving Corporation' shall mean MERGER SUB as the surviving corporation resulting from the Merger."

SECTION 9.  Amendment to Exhibit 1 to the Merger Agreement.
            ----------------------------------------------
The Merger Agreement is hereby amended by deleting Exhibit 1 to the Merger Agreement in its entirety and substituting Exhibit 1 attached hereto and incorporated herein by this reference in lieu thereof.

SECTION 10.  Amendment to Exhibit 4 to the Merger Agreement.
             ----------------------------------------------
The Merger Agreement is hereby amended by deleting Exhibit 4 to the Merger Agreement in its entirety and substituting Exhibit 4 attached hereto and incorporated herein by this reference in lieu thereof.

SECTION 11.  Effect on Merger Agreement.
             --------------------------
Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

SECTION 12.  Representations and Warranties.
             ------------------------------
TARGET, PURCHASER and MERGER SUB each represent and warrant that no interest in the Merger Agreement has been sold, hypothecated, assigned or otherwise transferred. TARGET, PURCHASER and MERGER SUB each further represent and warrant that there are no defaults under the Merger Agreement as of the date hereof.

SECTION 13.  Binding Effect; Headings.
             ------------------------
The covenants contained herein shall bind, and the benefits hereof shall inure to the benefit of, the respective successors and permitted assigns of the parties hereto. The Section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

SECTION 14.  GOVERNING LAW.
             -------------
This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to any principles of conflicts of laws.

SECTION 15.  COUNTERPARTS; FACSIMILE TRANSMISSION.
             ------------------------------------
This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Executed counterparts may be delivered via facsimile transmission.

                             [Signatures Next Page]

     IN WITNESS WHEREOF, TARGET, PURCHASER and MERGER SUB have each caused this Amendment to be executed and delivered on its behalf as of the day and year first above written.

                                    ABC BANCORP


                                    By:  /s/ Kenneth J. Hunnicutt
                                         ------------------------
                                         President


                                    TRI-COUNTY BANK


                                    By:  /s/ John H. Ferguson
                                         --------------------
                                         President


                                    TRI-COUNTY MERGER SUB, INC.


                                    By:  /s/ Kenneth J. Hunnicutt
                                         ------------------------
                                         Chairman of the Board of
                                           Directors

                                                                       EXHIBIT 1
                                                                       ---------



          AMENDED AND RESTATED articles of incorporation of MERGER SUB


                                 [See Attached]

                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                          TRI-COUNTY MERGER SUB, INC.


  Tri-County Merger Sub, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Florida General Corporation Act (the "Act"), does hereby certify:

  FIRST: That the Articles of Incorporation of the Corporation shall be amended and restated in their entirety as follows:

                                   ARTICLE I
                                   ---------

  The name of the Corporation shall be TRI-COUNTY BANK and its initial place of business shall be 302 North Main Street, in the City of Trenton, in the County of Gilchrist and State of Florida.

                                  ARTICLE II
                                  ----------

  The general nature of the business to be transacted by the Corporation shall be: that of a general commercial banking business with all the rights, powers and privileges granted and conferred by the Florida Banking Code, regulating the organization, powers and management of bank corporations.

                                  ARTICLE III
                                  -----------

  Section 1. The aggregate amount of the total authorized capital stock of the corporation is Four Million and 00/100 Dollars ($4,000,000.00) of common stock to be divided into Two Hundred Fifty Thousand (250,000) shares of the par value of Sixteen and 00/100 ($16.00) each. Such stock may be issued from time to time without action by the shareholders of the Corporation, for such consideration as may be fixed from time to time by the Corporation's Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further payment.

  Section 2. The Corporation shall begin business with at least $1,200,000.00 in paid-in capital stock to be divided into 75,000 shares of the par value of $16.00 each. The amount of surplus with which the Corporation will begin business will be not less than $240,000.00 and the amount of undivided profits, not less than $60,000.000, all of which (capital stock, surplus and undivided profits) shall be paid in cash.

                                  ARTICLE IV
                                  ----------

  The term for which said Corporation shall exist shall be perpetual, unless terminated pursuant to the Florida Banking Code.


                                   ARTICLE V
                                   ---------

  The number of directors shall not be fewer than five (5). The names and street addresses of the first directors of the corporation are:


     NAME:                  STREET ADDRESS:
     ----                   --------------

     Wilbur Bush            302 N. Main Street
                            Trenton, Florida  32693

     John H. Ferguson       302 N. Main Street
                            Trenton, Florida  32693

     Donna Graham           302 N. Main Street
                            Trenton, Florida  32693

     Michael Hayes          302 N. Main Street
                            Trenton, Florida  32693

     Kenneth J. Hunnicutt   24 2nd Avenue S.E.
                            Moultrie, Georgia  31768

     Norman Scoggins        302 N. Main Street
                            Trenton, Florida  32693

     Mark D. Thomas         24 2nd Avenue S.E.
                            Moultrie, Georgia  31768

                                   * * * * *

                                                                       EXHIBIT 4
                                                                       ---------


                          FORM OF EMPLOYMENT AGREEMENT
                          ----------------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of ___________________________, 2001, by and between TRI-COUNTY BANK (f/k/a Tri-
County Merger Sub, Inc.), a Florida state-chartered bank (the "Bank"), and John
H. Ferguson, a resident of the State of Florida (the "Executive").

     WHEREAS, ABC Bancorp, a Georgia corporation ("ABC"), has acquired all of the equity interest of Tri-County Bank (Charter No. 10934) ("Old Tri-County") by means of a merger of Old Tri-County with and into the Bank pursuant to an Agreement and Plan of Merger dated as of November 28, 2000, as amended by Amendment No.1 thereto dated as of January 26, 2001 and by Amendment No.2 thereto dated as of _______________, 2001 (as so amended, the "Merger Agreement");

     WHEREAS, the Bank is a wholly-owned subsidiary of ABC;

     WHEREAS, the Executive was the President and Chief Executive Officer of Old Tri-County and desires to be employed by the Bank in such capacity;

     WHEREAS, ABC desires that the Executive serve in the capacity of President and Chief Executive Officer of the Bank; and

     WHEREAS, the Bank and the Executive, in conjunction with and pursuant to the terms of the Merger Agreement, desire to set forth in writing the terms and conditions of the Executive's employment with the Bank.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.  Employment and Duties.
         ---------------------

     (a) The Bank hereby agrees to employ the Executive, and the Executive agrees to be employed, in the capacity of President and Chief Executive Officer of the Bank to act in accordance with the terms and conditions set forth herein. The Executive also consents to serve, if elected, as a director of the Bank for the additional compensation therefor set forth below. During the term of this Agreement, the Executive agrees that this position will be his principal employment, that he will serve the Bank faithfully and to the best of his ability and that he will devote his full business time, attention and skills to the operation of the business of the Bank, subject to reasonable absences for vacation and illness, and that he will perform such duties, functions and responsibilities in connection with such position and consistent with the foregoing as are from time to time delegated to the Executive by the Board of Directors of the Bank (the "Board"); provided, however, that the foregoing shall
                                     --------  -------
not be deemed to restrict the Executive from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance of the Executive's duties hereunder. The Executive shall provide the Board with periodic reports on, and keep them informed on a current basis concerning, the business and affairs of the Bank.

     (b) The Bank shall provide the Executive with a private office, secretarial and administrative assistance, office equipment, supplies and other facilities and services suitable to the Executive's position to be located at 302 N. Main Street, Trenton, Florida 32693, or at a comparable location within Gilchrist County, Florida.

     2.  Term.  The term ("Term") of this Agreement shall commence on the date
         ----
hereof and shall continue until the second anniversary of the date hereof.

     3.  Compensation.  In consideration of the services to be rendered by the
         ------------
Executive to the Bank hereunder, the Bank hereby agrees to pay or otherwise provide the Executive the following compensation and benefits, it being understood that the Bank shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law (including, without limitation, Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):

     (a) The Executive shall receive an annual salary of ("Salary") of Eighty-Five Thousand Dollars ($85,000) to be paid in equal installments in accordance with the Bank's salary payment practices in effect from time to time for executives of the Bank. The Bank may consider and declare from time to time increases in the Salary it pays Executive, and shall consider and declare Salary increases based upon the following standards:

  a.  Inflation;

  b.  Adjustments to the salaries of other senior management personnel; and

  c. Past performance of Executive and the contribution which Executive makes to the business and profits of the Bank during the Term.

     (b) In addition to Salary, the Executive shall be entitled to receive (i) a fee for his service as a director of the Bank equal to Six Thousand Dollars ($6,000) per year to be paid in equal installments together with his Salary, and
(ii) an annual bonus pursuant to any annual incentive compensation plan adopted by the Board of Directors of ABC.

     (c) During the Term, the Executive shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to employees of the Bank, consistent with his Salary and his position with the Bank, including, without limitation, Employer's pension plan and hospitalization, major medical, disability and group life insurance plans.

     (d) The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder, upon receipt of appropriate vouchers therefor, provided that the Executive has complied with all reasonable policies and procedures relating to the reimbursement of such expenses as shall, from time to time, be established by the Bank.

     4.  Termination.
         -----------

  (a) This Agreement and the Executive's employment hereunder shall terminate on the earliest to occur of the following events: (i) on the mutual agreement of the Bank and the Executive; (ii) the death of the Executive; (iii) the Executive becoming unable to perform a substantial portion of his duties as described herein due to injury, illness or disability (mental or physical) as determined by an independent physician selected by the Bank and reasonably satisfactory to the Executive for a period of three (3) consecutive months or any aggregate period of six (6) months in any eighteen (18) month period ("Disability"); (iv) immediately upon the Bank giving written notice (referred to herein as the "Notice of Termination") to the Executive of termination for any reason or for no reason; (v) immediately upon the Executive giving a Notice of Termination, which Notice of Termination shall specify in reasonable detail the reason (or lack thereof) for such termination hereunder, to the Bank of termination (1) due to a material breach by the Bank of, or a material failure by the Bank to perform, the terms and conditions of this Agreement and, after written notice from the Executive of such breach or failure, the Bank at any time thereafter again so breaches or fails to perform, or (2) for any reason or for no reason; or (vi) immediately and at any time upon the Bank giving a Notice of Termination to the Executive of a termination for Cause (as defined herein), which Notice of Termination shall specify in reasonable detail the Cause for such termination hereunder.


     (b) For purposes of this Agreement, "Cause" for termination hereof shall exist if: (i) the Executive is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) in the reasonable determination of the Board, the Executive has engaged in conduct or activity materially damaging to the business of the Bank (it being understood, however, that unintentional physical damage to any property of the Bank by the Executive shall not be a ground for such a determination by the Board); or (iii) the Executive has failed, without reasonable cause, to devote his full business time and best efforts to the business of the Bank as provided in Section 1(a) hereof and, after written notice from the Bank of such failure, the Executive at any time thereafter again so fails.

     5.  Compensation Upon Termination.  In the event of the termination of the
         -----------------------------
Executive's employment with the Bank pursuant to Section 4 hereof, the Bank shall continue to pay compensation and benefits to the Executive as follows:

     (a) In the event of a termination pursuant to Section 4(a)(v)(2) or Section 4(a)(vi) hereof, compensation provided for herein shall continue to be paid, and the Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof, through and including the date of termination specified in the Notice of Termination (the "Date of Termination"). Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive's participation in such plans through the Date of Termination shall be paid when due under such plans.

     (b) In the event of a termination pursuant to Section 4(a)(iv) or Section 4(a)(v)(1) hereof, compensation provided for herein shall continue to be paid to the Executive through the end of Term so long as the Executive is not in breach of the terms and conditions of Section 7 hereof; provided, however, that the
                                                 --------  -------
Executive's participation in all of the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof shall terminate on the Date of Termination unless otherwise required by applicable law. Notwithstanding the proviso in the immediately preceding sentence, any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive's participation in such plans through the Date of Termination shall be paid when due under such plans.

     (c) In the event of a termination pursuant to Section 4(a)(ii) or Section 4(a)(iii) hereof, compensation provided for herein shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 3 hereof,
(i) in the event of Executive's death, through the date of death, or (ii) in the event of Executive's Disability, through the Date of Termination pursuant to
Section 4(a)(iii) hereof. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through the date of death or the Date of Termination pursuant to Section 4(a)(iii) hereof, as the case may be, shall be paid when due under those plans.

     6.  Representations and Warranties.
         ------------------------------

     (a) The Executive represents and warrants to the Bank that: (i) he has the full power and authority to execute, deliver and perform this Agreement, and that he has taken all actions necessary to secure all approvals required in connection herewith and therewith; (ii) this Agreement has been duly authorized, executed and delivered by him and constitutes his valid and binding agreement, enforceable against him in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, leases, agreement, instrument, order, arbitration award, judgment or decree to which he is a party or by which he or any of his assets are bound.

     (b) The Bank hereby represents and warrants to the Executive that: (i) this Agreement has been duly authorized, executed and delivered by it, and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms; (ii) it has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, its charter or bylaws or any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is a party or by which it or any of its assets are bound.

     7.  Restrictive Covenants.  Acknowledging that (i) he has intimate
         ---------------------
knowledge of the business of the Bank which, if exploited by him, in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Bank and the ability of ABC to continue to operate the Bank following the consummation of the merger contemplated by the Merger Agreement; (ii) the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of ABC; (iii) the provisions of this Section 7 are reasonable and necessary to protect the goodwill of the Bank acquired by ABC when ABC acquired Old Tri-County pursuant to the Merger Agreement; (iv) any violation of this Section 7 will result in irreparable injury to ABC and the Bank and that damages at law would not be reasonable or adequate compensation to ABC and the Bank for a violation of this Section 7; and (v) that in the course of his employment with the Bank, as contemplated by this Agreement, and as a result of the position of trust that he will hold under this Agreement, he will obtain private and confidential information and proprietary data relating to ABC, the Bank and other affiliates of ABC, including, without limitation, financial information, product information and other data that are valuable assets and property rights of the Bank and ABC and its affiliates (collectively referred to as "Confidential Information"), the Executive hereby agrees as follows:

     (a) The Executive shall not, during the Term of this Agreement or any time after the termination of this Agreement, either directly or indirectly, disclose or use any Confidential Information acquired during his employment with the Bank, unless (i) the Confidential Information has been made public through no action or fault of the Executive, or (ii) its disclosure is requested or compelled by applicable law or regulatory agency. The Executive further agrees that after the termination of this Agreement, or at such other time as the Bank requests, the Executive will return to the Bank all documents, papers and records constituting Confidential Information, and all copies of same in the Executive's possession and control.

     (b) For a period equal to (i) one (1) year after the expiration of the Term or the termination of this Agreement and the Executive's employment hereunder prior to the expiration of the Term pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof; or (ii) the remaining Term and a period of one (1) year after the expiration of the Term upon the termination of this Agreement and the Executive's employment hereunder pursuant to Section 4(a)(iv) hereof, the Executive shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank at the time of such provision of services or solicitation which the Executive served either alone or with others while employed by the Bank in any city, town, borough, township, village or other place in which the Executive performed services for the Bank while employed by it, or assist any actual or potential competitor of the Bank to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place.

     (c) While the Executive is employed by the Bank and for a period equal to
(i) one (1) year after the expiration of the Term or the termination of this Agreement and the Executive's employment hereunder prior to the expiration of the Term pursuant to Section 4(a)(v) or Section 4(a)(vi) hereof; or (ii) the remaining Term and a period of one (1) year after the expiration of the Term upon the termination of this Agreement and the Executive's employment hereunder pursuant to Section 4(a)(iv) hereof, the Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Bank as conducted during the Executive's employment by the Bank within a radius of fifty (50) miles of the Bank's main office.

     (d) In addition to all other remedies provided at law or in equity, the Bank may petition and obtain from a court of law or equity both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security to prevent a breach by the Executive of any covenant contained in this Section 7, as well as to an equitable accounting of all earnings and profits and other benefits arising out of any such violations.

     7.  Notices.  Any notice or other communication required or permitted to be
         -------
given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addresses specified below.

     If to the Executive:  John H. Ferguson
                           10959 S.E. 25th Avenue
                           Trenton, Florida 32693

     If to the Bank:       Tri-County Bank
                           c/o ABC Bancorp
                           24 2nd Avenue, S.E.
                           Moultrie, Georgia  31768
                           Facsimile:  (912) 890-2235
                           Attn:  President

or to such other address or fax number as either party may from time to time designate in writing to the other.

     8.  Entire Agreement.  This Agreement constitutes the entire agreement
         ----------------
between the parties hereto relating to the subject matter hereof, and, except for that certain Salary Continuation Agreement dated the date hereof between ABC and the Executive, supersedes all prior or contemporaneous agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

     9.  Governing Law.  This Agreement and the rights and duties of the parties
         -------------
hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Florida.

     10. Assignment.  This Agreement shall inure to the benefit of and be
         ----------
binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Bank to a successor of all or substantially all of the business or assets of the Bank. The rights, duties and obligations of the Executive under this Agreement shall not be assignable.

     11.  Survival.  The respective obligations of the parties under Sections 5
          --------
and 7 hereof shall survive the termination of this Agreement.

     12.  Prevailing Party.  In connection with any action arising out of this
          ----------------
Agreement, the substantially prevailing party in any such action shall be entitled to receive from the other party all costs and expenses (including reasonable attorneys' fees and costs) incurred by the substantially prevailing party in connection therewith, in addition to any other award made by the court in which such action is brought.

     IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and delivered, and the Executive has executed and delivered this Agreement, all as of the day and year first above written.



                                    TRI-COUNTY BANK
                                    (f/k/a Tri-County Merger Sub, Inc.)


                                     By: ______________________________________
                                     Its: _____________________________________



                                     ___________________________________ (SEAL)
                                              JOHN H. FERGUSON